   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 18, 1996

                                                        REGISTRATION NO. 33-

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------
                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                        DECATUR FIRST BANK GROUP, INC.
                (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

         GEORGIA                     6712                    58-2254289
 (STATE OR JURISDICTION        (PRIMARY STANDARD          (I.R.S. EMPLOYER
           OF                     INDUSTRIAL             IDENTIFICATION NO.)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)

                              755 COMMERCE DRIVE
                                   SUITE 516
                            DECATUR, GEORGIA 30030
                                (404) 373-6548
                        (ADDRESS, AND TELEPHONE NUMBER
                        OF PRINCIPAL EXECUTIVE OFFICES)

                               ----------------
                              1120 COMMERCE DRIVE
                            DECATUR, GEORGIA 30030
                                (404) 373-6548
                  (ADDRESS OF PRINCIPAL PLACE OF BUSINESS OR
                     INTENDED PRINCIPAL PLACE OF BUSINESS)

                               ----------------
            JUDY B. TURNER                            COPY TO:
          755 COMMERCE DRIVE                  KATHRYN L. KNUDSON, ESQ.
               SUITE 516                      POWELL, GOLDSTEIN, FRAZER
        DECATUR, GEORGIA 30030                        & MURPHY
            (404) 373-6548                   191 PEACHTREE STREET, N.E.
          (NAME, ADDRESS, AND                  ATLANTA, GEORGIA 30303
         TELEPHONE NUMBER, OF                      (404) 572-6600
          AGENT FOR SERVICE)

                               ----------------
  APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
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
                                             PROPOSED       PROPOSED
 TITLE OF EACH CLASS OF       AMOUNT         MAXIMUM        MAXIMUM      AMOUNT OF
    SECURITIES TO BE          TO BE       OFFERING PRICE   AGGREGATE    REGISTRATION
       REGISTERED           REGISTERED       PER UNIT    OFFERING PRICE     FEE
------------------------------------------------------------------------------------
Common Stock, $5.00 par
 value................   1,200,000 Shares     $10.00      $12,000,000    $3,637.00

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  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

                         DECATUR FIRST BANK GROUP, INC.

                             CROSS-REFERENCE SHEET

  REGISTRATION STATEMENT ITEM NUMBER
             AND HEADING                      CAPTION IN PROSPECTUS
  ----------------------------------          ---------------------
  1.  Front of the Registration
       Statement and Outside Front     Cover Page; Outside Front Cover Page
       Cover Page of Prospectus.....    of Prospectus
  2.  Inside Front and Outside Back
       Cover Pages of Prospectus....   Inside Front Cover Page of
                                        Prospectus; Additional Information;
                                        Outside Back Cover Page of
                                        Prospectus
  3.  Summary Information and Risk
       Factors......................   Summary; Risk Factors
  4.  Use of Proceeds...............   Use of Proceeds
  5.  Determination of Offering
       Price........................   Risk Factors
  6.  Dilution......................   Not Applicable
  7.  Selling Security Holders......   Not Applicable
  8.  Plan of Distribution..........   Terms of the Offering
  9.  Legal Proceedings.............   Not Applicable
 10.  Directors, Executive Officers,
       Promoters and Control           Management--Proposed Directors and
       Persons......................    Officers
 11.  Securities Ownership of
       Certain Beneficial Owners and   Management--Proposed Directors and
       Management...................    Officers
 12.  Description of the               Dividends; Description of Common
       Securities...................    Stock of the Company; Certain
                                        Provisions of the Company's
                                        Articles of Incorporation and
                                        Bylaws
 13.  Interests of Named Experts and
       Counsel......................   Not Applicable
 14.  Disclosure of Commission
       Position on Indemnification     Certain Provisions of the Company's
       for Securities Act               Articles of Incorporation and
       Liabilities..................    Bylaws-Indemnification
 15.  Organization Within Last Five
       Years........................   Management
 16.  Description of Business.......   Summary; Business; Supervision and
                                        Regulation
 17.  Management's Discussion and
       Analysis or Plan of
       Operation....................   Business
 18.  Description of Property.......   Business--Facilities
 19.  Certain Relationships and
       Related Transactions.........   Management--Certain Transactions

  REGISTRATION STATEMENT ITEM NUMBER
              AND HEADING                      CAPTION IN PROSPECTUS
  ----------------------------------           ---------------------
 20.  Market for Common Equity and
       Related Stockholder Matters...   Description of Common Stock of the
                                         Company
 21.  Executive Compensation.........   Management
 22.  Financial Statements...........   Balance Sheet of Decatur First Bank
                                         Group, Inc.
 23.  Changes in and Disagreement
       With Accountants on Accounting
       and Financial Disclosure......   Not Applicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY STATE.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 PRELIMINARY PROSPECTUS DATED OCTOBER 18, 1996;
                             SUBJECT TO COMPLETION

                         DECATUR FIRST BANK GROUP, INC.
                      A PROPOSED BANK HOLDING COMPANY FOR

                      DECATUR FIRST BANK (IN ORGANIZATION)
                        1,200,000 SHARES OF COMMON STOCK
                          (PAR VALUE $5.00 PER SHARE)
                         (MINIMUM PURCHASE: 100 SHARES)

  This Prospectus relates to the offering by DECATUR FIRST BANK GROUP, INC., a Georgia corporation (the "Company") of a minimum of 710,000 shares and a maximum of 1,200,000 shares of its Common Stock, $5.00 par value per share (the "Common Stock"), at the purchase price of $10.00 per share. The Company has been organized to hold, upon receipt of regulatory approvals, all of the common stock of DECATUR FIRST BANK (In Organization) (the "Bank"), Decatur, Georgia. The organizers of the Company and the Bank intend to subscribe for an aggregate of at least 155,000 of the shares of Common Stock sold in this offering (21.8% of the minimum and 12.9% of the maximum number of shares to be sold). In the event that the minimum number of shares in this offering is not sold, the organizers may acquire additional shares of Common Stock, up to a maximum aggregate number for all organizers of 298,200 shares (42% of the minimum and 24.8% of the maximum number of shares to be sold). The organizers of the Bank will not be granted options or warrants in connection with the formation of the Bank; instead, the organizers will be entitled to purchase shares on the same basis as all other investors. The Company and the Bank have not conducted active business operations. The commencement of business operations is contingent upon various regulatory approvals by state and federal agencies and the sale of a minimum of 710,000 shares of the Common Stock offered hereby. ALL SUBSCRIPTIONS ARE BINDING AND IRREVOCABLE UNTIL THE "EXPIRATION DATE" AS DEFINED HEREIN. In the event (a) that the Company is unable to sell 710,000 shares of Common Stock or (b) that the Company and the Bank do not satisfy, or do not make a determination that they will satisfy, the conditions included in their respective regulatory approvals, the organizers of the Company will pay all incurred expenses, and all escrowed subscription proceeds will be returned to investors without interest. See "THE OFFERING--Release From Escrow"--Page 9.

INVESTMENT IN THESE SECURITIES INVOLVES A SUBSTANTIAL DEGREE OF RISK. SEE "RISK
                                FACTORS"--PAGE 5

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION NOR  HAS THE  COMMISSION PASSED UPON  THE ACCURACY  OR
    ADEQUACY OF THIS  PROSPECTUS. ANY  REPRESENTATION TO THE  CONTRARY IS  A
     CRIMINAL OFFENSE.

 THE SHARES OF COMMON STOCK OFFERED  HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS
   OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED
    BY THE FEDERAL DEPOSIT  INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL
      AGENCY.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                    UNDERWRITING
                                        PRICE TO    DISCOUNTS AND  PROCEEDS TO
                                       PUBLIC(1)     COMMISSIONS    COMPANY(3)
--------------------------------------------------------------------------------
Per Share..........................  $        10.00      -0-      $        10.00
--------------------------------------------------------------------------------
Total Minimum(4)...................  $ 7,100,000.00      -0-      $ 7,100,000.00
--------------------------------------------------------------------------------
Total Maximum(5)...................  $12,000,000.00      -0-      $12,000,000.00

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) The offering price has been arbitrarily established by the Company. See "RISK FACTORS--Offering Price Arbitrarily Determined"--Page 7.
(2) Offers and sales of the Common Stock will be made on behalf of the Company on a best-efforts basis by its officers and directors, who will receive no commissions or other remuneration in connection with such activities, but they will be reimbursed for their reasonable expenses incurred in the offering. In reliance on Rule 3a4-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company believes such officers and directors will not be deemed to be brokers and/or dealers under the
    Exchange Act.
(3) Before deducting offering and organizational operating expenses of the Company. Such expenses are estimated to be approximately $52,000.
(4) Subscription proceeds will be deposited promptly in an escrow account with The Bankers Bank, Atlanta, Georgia, pending receipt of subscriptions for not less than 710,000 shares and completion of certain other matters on or
    before      */, the expiration date of the offering (unless the offering is terminated sooner or extended). Subscription funds will be released from escrow (a) upon the receipt of $7,100,000 of subscription proceeds and (b) upon a determination by the organizers that the remaining conditions set forth in the preliminary approvals issued by the applicable regulatory agencies will be satisfied. See "THE OFFERING--Terms of the Offering." The Company will return to each subscriber, without interest, the amount of any proceeds received in full with respect to subscriptions that are not accepted.
(5) The Company reserves the right to issue up to 1,200,000 shares at $10.00 per share. See "THE OFFERING--Terms of the Offering."

                  The date of this Prospectus is    , 1996.*/
-----
*/ The blanks will be completed when the Company's Registration Statement on Form SB-2 is declared effective by the Securities and Exchange Commission.

                            REPORTS TO SHAREHOLDERS

  The Company is not a reporting company as defined by the Securities and Exchange Commission ("SEC"). The Company will furnish its shareholders with annual reports containing audited financial information for each fiscal year on or before the date of the annual meeting of shareholders as required by Rule 80-6-1-.05 of the Georgia Department of Banking and Finance ("Department of Banking"). The Company's fiscal year ends on December 31. Additionally, the Company will also furnish such other reports as it may determine to be appropriate or as otherwise may be required by law.

  Upon the effective date of the Registration Statement, the Company will be subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), which include requirements to file annual reports on Form 10-K and quarterly reports on Form 10-Q with the SEC. This reporting obligation will exist for at least one year and will continue for fiscal years thereafter, except that such reporting obligations may be suspended for any subsequent fiscal year if at the beginning of such year the Common Stock of the Company is held of record by less than three hundred persons.

                            ADDITIONAL INFORMATION

  The Company has filed with the SEC a Registration Statement under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits thereto. The Registration Statement may be examined at, and copies of the Registration Statement may be obtained at prescribed rates from, the Public Reference Section of the SEC, Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. The SEC also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission.

  The Company and the organizers have filed or will file various applications with the Federal Deposit Insurance Corporation, the Federal Reserve Bank of Atlanta and the Department of Banking. Prospective investors should rely only on information contained in this Prospectus and in the Company's related Registration Statement in making an investment decision. To the extent that other available information not presented in this Prospectus, including information available from the Company and information in public files and records maintained by the Federal Deposit Insurance Corporation, the Federal Reserve Bank of Atlanta and the Department of Banking, is inconsistent with information presented in this Prospectus or provides additional information, such other information is superseded by the information presented in this Prospectus and should not be relied on. Projections appearing in the applications are based on assumptions that the organizers believe are reasonable, but as to which no assurances can be made. The Company specifically disaffirms those projections for purposes of this Prospectus and cautions prospective investors against placing reliance on them for purposes of making an investment decision.

                                    SUMMARY

  The following Summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus.

                                  THE COMPANY

  The Company was incorporated under the laws of the State of Georgia on August 2, 1996, primarily to serve as the holding company for a state bank. After the Bank receives preliminary approval from the Department of Banking, the Company will file applications with the Federal Reserve Bank of Atlanta (the "Federal Reserve") and the Department of Banking for prior approval to become a bank holding company by using the proceeds of this offering to acquire all of the capital stock of the Bank. The organizers anticipate receiving such approvals during the first quarter of 1997. Such approvals will require the Company to sell at least 710,000 shares of its Common Stock, but are not expected to contain other conditions. See "RISK FACTORS--Regulatory Approvals Required." Following acquisition of the Bank, the initial business of the Company will be conducted through the Bank. See "BUSINESS OF THE COMPANY AND THE BANK."

                                    THE BANK

  The Bank is in the process of being organized as a state-chartered bank under Georgia law. It has filed an application with the Department of Banking for this purpose and with the Federal Deposit Insurance Corporation (the "FDIC") for deposit insurance, and such applications are pending. The Bank will not be authorized to conduct its banking business until it receives a permit to begin business from the Department of Banking. The issuance of the permit to begin business will depend, among other things, upon the Bank's receiving $7,000,000 in capital from the Company and upon compliance with certain standard conditions expected to be imposed by the FDIC and the Department of Banking which are generally designed to familiarize the Bank with certain applicable operating requirements (e.g., no directors' fees are payable until the Bank earns a cumulative profit) and to prepare the Bank to commence business operations (e.g., the adoption of loan, investment and other policies to govern the Bank's operations). The Bank expects to satisfy all conditions for organizing the Bank and to open for business during the second quarter of 1997, or as soon thereafter as practicable. See "RISK FACTORS--Regulatory Approvals Required" and "USE OF PROCEEDS." The Bank intends to engage in a general commercial banking business, emphasizing the banking needs of individuals and small to medium-sized businesses in its primary service area. See "BUSINESS OF THE COMPANY AND THE BANK."

  The Bank's philosophy with respect to its initial operations will be to emphasize prompt and responsive personal service to the residents of Decatur, Georgia and the other communities located in DeKalb County in order to attract customers and acquire market share now controlled by other financial institutions in the Bank's market area. The organizers believe that the Bank offers the residents of Decatur and the surrounding areas the opportunity to have an ownership interest in a community bank, while also receiving the benefits associated with a locally owned and managed community bank. Through ownership in the Company, the residents of the community will have a greater role in the development of the Bank.

  The offices of the Company and the Bank will be located at 1120 Commerce Drive, Decatur, Georgia 30030. The current principal executive office of the Company and the Bank is located at: 755 Commerce Drive, Suite 516, Decatur, Georgia 30030 and their telephone number at that address is (404) 373-6548.

                                  THE OFFERING

Security ...................
                              Common Stock, $5.00 par value, of the Company

Offering Price .............  $10.00 per share

Number of Shares Offered ...  Minimum: 710,000
                              Maximum: 1,200,000

Use of Proceeds ............
                              To purchase 100% of the Common Stock of the Bank; to pay organizational expenses of the Company and of this offering; and to provide working capital for the Company.

                              The Bank will use the proceeds of this offering to pay organizational and pre-opening operating expenses, including paying officers' and employees' salaries; to lease, renovate and furnish a site for the Bank's main office; and, following the commencement of business, to provide working capital to be used for business purposes, including making loans and other investments. See "USE OF PROCEEDS."

                                  RISK FACTORS

  Investment in the Common Stock involves a significant degree of risk. See "RISK FACTORS."

                                 RISK FACTORS

  Investment in the shares of the Common Stock offered hereby involves a significant degree of risk. The shares of Common Stock should be purchased by investors who can afford the loss of their entire investment. In addition to considering factors set forth elsewhere in this Prospectus, persons interested in purchasing shares of the Common Stock should carefully consider the following risks before making a decision to subscribe.

    THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

REGULATORY APPROVALS REQUIRED

  The Company must receive the approval of the Federal Reserve and the Department of Banking before it can become the holding company of the Bank. The Bank has filed an application for approval to organize a state bank with the Department of Banking. Once the Bank receives preliminary approval from the Department of Banking, the Company will file an application with the Federal Reserve and the Department of Banking to become a bank holding company. The organizers anticipate receiving such approvals from the Federal Reserve and the Department of Banking during the first quarter of 1997. Such approvals will require the Company to sell at least 710,000 shares of its Common Stock but are not expected to contain other conditions.

  The Bank's application to organize a new state bank and for federal deposit insurance was filed with the Department of Banking and the FDIC on September 16, 1996. As of October 18, 1996, the application with the Department of Banking and the FDIC was pending. The organizers expect that both approvals will be subject to the condition that at least $7,000,000 be invested in the Bank by the Company, as well as a number of other standard conditions which are regularly imposed by the Department of Banking and the FDIC and are generally designed to familiarize the Bank with certain applicable operating requirements (e.g., no directors' fees are payable until the Bank earns a cumulative profit) and to prepare the Bank to commence business operations (e.g., the adoption of loan, investment and other policies to govern the Bank's operations).

RELEASE FROM ESCROW

  Subscription proceeds will be deposited in an escrow account with The Bankers Bank, Atlanta, Georgia (the "Escrow Agent") for the Company pending completion of this offering. See "THE OFFERING--Escrow." Subscription proceeds will be released from escrow to the Company upon the occurrence of all of the following events: (a) the sale by the Company of at least 710,000 shares of its Common Stock, (b) receipt by the Company of approval from the Federal Reserve and the Department of Banking to become a bank holding company, (c) satisfaction by the Company of, or a determination by the Company that it will satisfy, all of the conditions that the Federal Reserve and the Department of Banking may impose in their approvals to the Company, (d) receipt by the Bank of approval from the Department of Banking and the FDIC of the Bank's application to organize a new state bank and for deposit insurance, and (e) satisfaction by the Bank of, or a determination by the Bank that it will satisfy, all of the conditions that the Department of Banking and the FDIC have imposed in their approvals to the Bank.

  If the above conditions are met, the Company intends to instruct the Escrow Agent to release to the Company the amount of subscription proceeds relating to subscriptions or portions thereof accepted by the Company. Shares of the Company's Common Stock will be issued to subscribers once the subscription proceeds have been released from escrow.

  The Bank expects to receive approvals from the Department of Banking and the FDIC during the first quarter of 1997. The Company also expects to receive approvals from the Federal Reserve and the Department of Banking during the first quarter of 1997. In the opinion of the organizers, the only significant condition to the foregoing approvals will be that a minimum of 710,000 shares of Common Stock of the Company has to be sold in this offering. If the requisite shares are not sold, or if the Company or the Bank determine that they cannot satisfy the other conditions included in the approvals by the expiration date of this offering (see "THE OFFERING--Offering Period and Expiration Date"), then the subscriptions agreements will be of no further force and effect, and the full amount of all subscription funds will be returned to the subscribers within five business days after such expiration date.

  It is possible that subsequent to the release of the subscription funds from escrow (the requisite shares having been sold and the determination having been made that the other regulatory conditions will be satisfied) events could occur which could have the effect of preventing the Bank from commencing business. If that were to occur, the Company intends to liquidate and would return to the then shareholders of the Company the portion of their investment which is equal to their total investment less their pro rata share of the expenses incurred by the Company and the Bank. See "USE OF PROCEEDS," and "CAPITALIZATION." While no assurance can be given that the foregoing will not take place, the organizers cannot foresee any such events and believe it is highly unlikely that such events will occur. After consulting with applicable regulatory authorities, the organizers are not aware of any Georgia state banks which failed to commence business after they or their holding companies had raised the required capital. See "THE OFFERING--Release from Escrow."

NO OPERATING HISTORY

  The Bank, which will be the sole subsidiary of the Company, is in organization and has no operating history on which to base any estimate of its future prospects. The Company's initial profitability will depend entirely upon the Bank's operations. The Bank's proposed operations are subject to risks inherent in the establishment of a new business and, specifically, of a new bank. Initially, all of the Bank's loans will be unseasoned--new loans to new borrowers. Accordingly, it will take several years to determine the borrowers' payment histories and, therefore, the quality of the Bank's loan portfolio cannot be determined until that time. While the Bank's pro forma financial statements project a substantial loss in the first year of operations and a profit by the end of the second year of operations, unforeseen circumstances could delay such profit. If the Bank is ultimately unsuccessful, there is no assurance that shareholders will recover all or any part of their investment in the Common Stock of the Company.

COMPETITIVE INDUSTRY

  The banking business is highly competitive. The Bank will compete as a financial intermediary with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms soliciting business from residents of DeKalb County, Georgia, many of which have greater resources than will be available to the Bank or the Company. See "BUSINESS OF THE COMPANY AND THE BANK--The Bank--Competition and Historic Deposit Trends."

HIGHLY REGULATED INDUSTRY

  The potential success or failure of the Bank will depend not only upon competitive factors, but also upon state and federal regulations affecting banks and bank holding companies generally. Regulations now affecting the Company and the Bank may be changed at any time, and there is no assurance that such changes will not adversely affect the business of the Company and the Bank.

EFFECT OF MONETARY POLICIES

  The results of operations of the Bank will be affected by credit policies of monetary authorities, particularly the Board of Governors of the Federal Reserve System. There can be no assurance that the effect of actions by monetary and fiscal authorities, including the Federal Reserve, will not have an adverse effect on the deposit levels, loan demand or the business and earnings of the Bank. See "SUPERVISION AND REGULATION--Monetary Policies."

SUCCESS DEPENDS ON ECONOMIC CONDITIONS

  The success of the Bank will depend largely on the general economic conditions in the Bank's primary service area of DeKalb County, Georgia. Although the Bank expects favorable economic development in this market area, there is no assurance that favorable economic development will occur or that the Bank's expectation of corresponding growth will be achieved. See "BUSINESS OF THE COMPANY AND THE BANK."

OFFERING PRICE ARBITRARILY DETERMINED

  Since the Company and the Bank are in the process of being organized, the offering price of $10.00 per share has been determined arbitrarily by the organizers without particular reference to historical or projected earnings, book value or other customary criteria. The organizers did not retain an independent investment banking firm to assist in determining the offering price. Should a market develop for the Common Stock of the Company, there is no assurance that any of the Common Stock offered hereby could be resold for the offering price or any other amount.

NO DIVIDENDS

  Since the Company and the Bank are both start-up operations, it will be the policy of the Board of Directors of the Company to reinvest earnings for the period of time necessary to help ensure the success of their operations. As a result, the Company has no current plans to initiate the payment of cash dividends, and its future dividend policy will depend on the Bank's earnings, capital requirements, financial condition and other factors considered relevant by the Board of Directors of the Company. See "SUPERVISION AND REGULATION--Bank Regulation."

NO ESTABLISHED TRADING MARKET

  There is no public trading market for the shares of the Common Stock of the Company, and it is not anticipated that an active market for the shares will develop as a result of this offering. As a result, investors who may wish or need to dispose of all or a part of their investment in the Common Stock may not be able to do so except by private direct negotiations with third parties assuming that third parties are willing to purchase the Common Stock.

                                 THE OFFERING

MINIMUM/MAXIMUM

  The Company is offering a minimum of 710,000 shares and a maximum of 1,200,000 shares of its Common Stock for a price of $10.00 per share, for an aggregate minimum price of $7,100,000 and an aggregate maximum price of $12,000,000. The minimum purchase for any investor (together with the investor's affiliates) is 100 shares of Common Stock ($1,000) unless the Company, in its sole discretion, accepts a subscription for a lesser number of shares. The maximum purchase for any investor (together with the investor's affiliates) is 29,890 shares ($298,900) of Common Stock, unless the Company, in its sole discretion, accepts a subscription for a greater number of shares.

ORGANIZER SUBSCRIPTIONS

  The organizers of the Company intend to purchase an aggregate of 155,000 shares of Common Stock sold in the offering (21.8% of the minimum and 12.9% of the maximum number of shares to be sold). No organizer intends to individually purchase more than 5% of shares sold in this offering. In the event, however, that the minimum number of shares in this offering are not sold, the organizers may acquire additional shares of the Common Stock, up to a maximum aggregate number for all organizers of 298,200 shares (42% of the minimum and 24.8% of the maximum number of shares to be sold.)

OFFERING PERIOD AND EXPIRATION DATE

  The offering period for the shares will terminate at the earlier of the date all shares offered hereby are sold or 5:00 p.m. Decatur, Georgia time, on
   .*/ This date may be extended at the discretion of the Company for additional periods not exceeding an aggregate extension of 180 days (i.e.,
until    ).*/ Written notice of any such extension will be given to all persons who are already subscribers at the time of the extension. The date on which this offering terminates plus any extension thereof is referred to in this Prospectus as the "Expiration Date."

ESCROW

  Subscription proceeds will be deposited in an escrow account with The Bankers Bank, Atlanta, Georgia, as escrow agent (the "Escrow Agent") for the Company pending completion of this offering. Subscription proceeds held in the escrow account will be invested in short-term deposit accounts or certificates of deposit which are fully insured by the FDIC or securities of the United States or an agency of the United States Government with 30-day maturities or in such other short-term investments as may be agreed upon by the Company and the Escrow Agent from time to time. The Escrow Agent has not investigated the desirability or advisability of an investment in the Company, and has not approved, endorsed or passed upon the merits of the Common Stock.

COMPANY DISCRETION

  The Company reserves the right, in its sole discretion, to accept or reject any subscription in whole or in part on or before the Expiration Date. Without limiting the generality of the foregoing, the Company also reserves the right to accept subscriptions on a prorated basis if it receives subscriptions for more than 1,200,000 shares. The Company will notify all subscribers within five business days after the Expiration Date whether their subscriptions have been accepted. With respect to any subscriptions which are not accepted, in whole or in part, by the Company, the notification will be accompanied by the unaccepted portion of the subscription funds.

TERMINATION

  The Company reserves the right to terminate the offering at any time after 710,000 shares have been subscribed for if the Company determines that the total amount of subscriptions will provide adequate capitalization for the Company after payment of expenses.
--------
*/ The blanks will be completed when the Company's Registration Statement on Form SB-2 is declared effective by the Securities and Exchange Commission.

RELEASE FROM ESCROW

  Subscription proceeds will be released from escrow to the Company upon the occurrence of all of the following events: (a) the sale by the Company of at least 710,000 shares of its Common Stock, (b) receipt by the Company of approval from the Federal Reserve and the Department of Banking to become a bank holding company, (c) satisfaction by the Company of, or a determination by the Company that it will satisfy, all of the conditions that the Federal Reserve and the Department of Banking may impose in their approvals to the Company, (d) receipt by the Bank of approval from the Department of Banking and the FDIC of the Bank's application to organize a new state bank and for deposit insurance, and (e) satisfaction by the Bank of, or a determination by the Bank that it will satisfy, all of the conditions that the Department of Banking and the FDIC have imposed in their approvals to the Bank.

  If the above conditions are met, the Company intends to instruct the Escrow Agent to release to the Company the amount of subscription proceeds relating to subscriptions or portions thereof accepted by the Company, together with any interest earned thereon. Shares of the Company's Common Stock will be issued to subscribers once the subscription proceeds have been released from escrow. Any subscription proceeds received after the above conditions are met but before termination of this offering will not be deposited in the escrow account, and will be available for immediate use by the Company, to the extent accepted by the Company.

  The Bank expects to receive approvals from the Department of Banking and the FDIC during the first quarter of 1997. The Company also expects to receive approvals from the Federal Reserve and the Department of Banking during the first quarter of 1997. In the opinion of the organizers, the only significant condition to all of the foregoing approvals will be that a minimum of 710,000 shares of Common Stock of the Company has to be sold in this offering. If the requisite shares are not sold, or if the Company or the Bank determine that they cannot satisfy the other conditions included in the approvals by the Expiration Date, then the subscription agreements will be of no further force or effect, and the full amount of all subscription funds will be returned to the subscribers within five business days after the Expiration Date.

  It is possible that subsequent to the release of the subscription funds from escrow (the requisite shares having been sold and the determination having been made that the other regulatory conditions will be satisfied) events could occur which could have the effect of preventing the Bank from commencing business. If that were to occur, the Company intends to liquidate and would return to the then shareholders of the Company the portion of their investment which is equal to their total investment less their pro rata share of the expenses incurred by the Company and the Bank. See "USE OF PROCEEDS," and "CAPITALIZATION." While no assurance can be given that the foregoing will not take place, the organizers cannot foresee any such events and believe it is highly unlikely that such events will occur. After consulting with applicable regulatory authorities, the organizers are not aware of any Georgia state banks which failed to commence business after they or their holding companies had raised the required capital.

PLAN OF DISTRIBUTION

  Offers and sales of the Common Stock will be made on behalf of the Company primarily by certain of its officers and directors. The officers and directors will receive no commissions or other remuneration in connection with such activities, but they will be reimbursed for their reasonable expenses incurred in the offering. In reliance on Rule 3a4-1 of the Exchange Act, the Company believes such officers and directors will not be deemed to be brokers and/or dealers under the Exchange Act.

  The Company may find it necessary to utilize the services of brokers and/or dealers in order to effect the sale of the Common Stock in certain jurisdictions. The Company has no present arrangements or agreements with any such brokers and/or dealers with respect to this offering. The Company anticipates that all such arrangements, if any, will be on a "best efforts" basis, with the Company paying to the broker and/or dealer a commission based on the shares sold through its efforts. The Company believes that the range of possible commissions to be paid to brokers and/or dealers in such transactions is $.50 to $.70 per share and that the maximum average commission payable in the offering when all shares subject to this offering are taken into account is $0.10. The Company anticipates that those sales of Common Stock requiring the use of brokers and/or dealers will not comprise a major part of this offering. In the event that broker/dealers are used, all such funds will be promptly transmitted to the Escrow Agent under the terms of the escrow agreement.

  It is expected that the organizers will purchase a total of 155,000 of the shares of Common Stock offered hereby; however, the organizers may, subject to regulatory approval, purchase up to 42% of the minimum number of shares offered hereby if necessary to complete the offering. Any shares purchased by the organizers in excess of their original commitment will be purchased for investment and not with a view to the resale of such shares, and any such purchases will be subject to regulatory approval.

HOW TO SUBSCRIBE

  Preliminary Nonbinding Subscriptions. Each prospective investor who (together with the investor's affiliates) desires to purchase 100 or more shares must:

    1. Complete, date and sign the Preliminary Subscription Agreement, which is attached as EXHIBIT A to this Prospectus.

    2. Return the completed Preliminary Subscription Agreement as follows:

     Before March 1, 1997               After March 1, 1997

     Decatur First Bank Group, Inc.     Decatur First Bank Group, Inc.
     755 Commerce Drive                 1120 Commerce Drive
     Suite 516                          Decatur, Georgia 30030
     Decatur, Georgia 30030             Attn: Judy B. Turner
     Attn: Judy B. Turner

    3. Preliminary Subscriptions are NOT binding on subscribers.

    4. Do NOT send payment for your shares at this time.

  Final Binding Subscriptions.**

    1. When the Registration Statement relating to this Prospectus is declared effective by the SEC, the Company will furnish a final Prospectus to all subscribers together with the Acknowledgement of Subscription, which is attached as EXHIBIT B to this Prospectus.

    2. Subscribers will be asked to complete the Acknowledgement of Subscription, acknowledging receipt of the final Prospectus, and to return it to the Company.

    3. Subscribers will also be asked to send a check to the Company made payable to "The Bankers Bank--Escrow Account for Decatur First Bank Group, Inc." in an amount equal to $10.00 multiplied by the number of shares subscribed for.

    4. The completed Acknowledgement of Subscription and check should be sent to the Company as follows:

     Before March 1, 1997               After March 1, 1997

     Decatur First Bank Group, Inc.     Decatur First Bank Group, Inc.
     755 Commerce Drive                 1120 Commerce Drive
     Suite 516                          Decatur, Georgia 30030
     Decatur, Georgia 30030             Attn: Judy B. Turner
     Attn: Judy B. Turner

    5. UPON RECEIPT BY THE COMPANY OF THE ACKNOWLEDGEMENT AND PAYMENT FOR THE SHARES SUBSCRIBED FOR, THE SUBSCRIPTION AGREEMENT WILL BECOME FINAL AND BINDING AND WILL BE IRREVOCABLE.
--------
** This section is not yet effective because this Prospectus is in preliminary form.

                                USE OF PROCEEDS

BY THE COMPANY

  Upon satisfaction of all of the conditions discussed in "THE OFFERING-- Release from Escrow" all subscription funds held in escrow will be released and will become capital of the Company. The gross proceeds to the Company from the sale of the shares offered hereby will be between $7,100,000 and $12,000,000. The net proceeds of the offering to the Company will be between $7,048,000 and $11,948,000. Net proceeds to the Company reflect reductions from gross proceeds of the offering in the amount of $52,000 for estimated offering and organizational expenses. Interest on the subscriptions will be retained by the Company whether the minimum number of shares to be subscribed for hereunder is subscribed for or not and will be utilized to defray organizational and other expenses.

  The Company will use approximately $52,000 of the net proceeds to pay organizational and offering expenses of the Company. The Company's organizational and offering expenses will consist primarily of legal, accounting, marketing and printing expenses. Thereafter, the Company will use at least $7,000,000 million of the net proceeds to purchase all of the stock of the Bank. The Company will retain the balance of the net proceeds, estimated at $48,000 in the case of the minimum offering and $4,948,000 in the case of the maximum offering, for working capital and other general purposes, including payment of expenses of the Company and the provision of additional capital for the Bank, if necessary. In addition the Company will be reimbursed by the Bank for amounts advanced by the Company to the Bank for pre-opening and organizational expenses of the Bank. See "USE OF PROCEEDS--By The Bank."

  The following table sets forth the use of the gross proceeds of this offering by the Company if the minimum number of shares are sold in this offering and if the maximum number of shares are sold in this offering.

                                                  MINIMUM         MAXIMUM
                                                OFFERING(1)     OFFERING(2)
                                                -----------     -----------
   Gross Proceeds from Offering................ $7,100,000      $12,000,000
   Organizational and Offering Expenses........    (52,000)         (52,000)
   Investment in Stock of the Bank............. (7,000,000)      (7,000,000)
                                                ----------      -----------
   Remaining Proceeds.......................... $   48,000 (3)  $ 4,948,000 (3)
                                                ==========      ===========

--------
(1) Assumes that 710,000 shares of Common Stock are sold in this offering.
(2) Assumes that 1,200,000 shares of Common Stock are sold in this offering.
(3) This amount will be used by the Company for working capital and may be used to provide additional capital for the Bank, if necessary.

  If sufficient proceeds are available, the Company may choose to capitalize the Bank at a level in excess of $7.0 million. If the Company raises in excess of the minimum offering, the Company plans to retain the excess sums at the holding company level and initially invest the sums in United States government securities or as a deposit at the Bank. The Company may be required by the Department of Banking or the FDIC to capitalize the Bank at a level in excess of $7.0 million, in which case the Company will have to receive net proceeds in excess of the minimum offering or obtain additional capital from another source. If the Department of Banking or FDIC requires that the Bank be capitalized in excess of $7.0 million, the Company plans to seek additional subscriptions up to the maximum subscription amount required by the regulators. If the Company meets the minimum subscription amount but is unable to meet the capitalization requirements of the Department of Banking or the FDIC, then it is possible that the Bank will be unable to commence banking operations and that the amount returned to subscribers could be substantially less than their original investment. See "RISK FACTORS--Release from Escrow."

BY THE BANK

  The Bank will receive at least $7,000,000 from the sale of its common stock to the Company. The Bank will use approximately $318,000 of such proceeds to reimburse the Company for amounts advanced by the Company to pay organizational and pre-opening expenses of the Bank, including amounts funded by the Company with advances from the organizers, which the Company will in turn repay to the organizers. Organizational expenses of the Bank, estimated at $62,000, include consulting fees, expenses for market analysis and feasibility studies, and legal fees and expenses. Organizational expenses will be deferred and amortized over five years. Pre-opening expenses, estimated at $196,000, include officers' and employees' salaries and benefits estimated at $111,000 (assuming the Bank opens for business on its target date of March 31, 1997), as well as lease payments, marketing expenses, interest expenses, accounting and other pre-opening expenses. For additional information concerning the compensation of the President of the Company and the Bank, see "BUSINESS OF THE BANK AND COMPANY--Cash Compensation." The Bank will use approximately $328,000 for furniture, fixtures and equipment for Bank's principal facility. In addition, the Bank will use approximately $400,000 to renovate the Bank's main office. Expenses for furniture, fixtures, equipment and renovations will be capitalized and amortized over the life of the lease or over the estimated useful life of the asset. The balance of the proceeds to be received by the Bank, estimated at approximately $5,954,000, will be used for loans to customers, investments and other general corporate purposes.

  The following table sets forth the use of proceeds by the Bank. All proceeds received by the Bank will be in the form of an investment by the Company in the Bank's common stock. The initial amount of the Company's investment will not vary based on the number of shares sold in this offering. Although the amounts set forth herein provide an indication of the proposed use of funds based on the plans and estimates of the organizers', actual expenses may vary from the estimates.

   Investment by the Company in the Bank's Common Stock......... $7,000,000
   Reimbursement to the Company for Amounts Advanced by the
    Company to the Bank to Pay Organizational and Pre-opening
    Expenses of the Bank........................................   (318,000)
   Furniture, Fixtures and Equipment............................   (328,000)
   Renovation of Bank's Main Office.............................   (400,000)
                                                                 ----------
                                                                 $5,954,000 (1)
                                                                 ==========

--------
(1) This amount is to be used by the Bank for loans to customers, investments and other general corporate purposes.

  In the opinion of the organizers the estimated minimum net proceeds of approximately $7,100,000 to the Company from the offering will satisfy the cash requirements of the Company and the Bank for their respective first three years of operations and that the Company and the Bank will not need to raise additional funds for operations during this period, but there can be no assurance that this will be the case.

  The organizers have obtained a line of credit for the Company in the amount of $300,000 with The Bankers Bank of Atlanta, Georgia, to be used by the Company for the purpose of paying expenses incurred in connection with the organization of the Company and the Bank, this offering and the commencement of business by the Bank. The Company may seek to increase the line of credit. The line of credit has been guaranteed, jointly and severally, by the organizers. Any amounts required to pay organizational, pre-opening and offering expenses that exceed the amount available under the line of credit will be advanced by the organizers. All funds advanced by the organizers to the Company and the Bank will be repaid to the organizers by the Company and the Bank, respectively, from the proceeds of this offering.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of September 30, 1996, and the proforma consolidated capitalization of the Company and the Bank, as adjusted to give effect to the sale of the minimum of 710,000 shares in this offering. The Bank has established March 31, 1997, as the target date for opening the Bank; accordingly, the "As Adjusted" column reflects the estimated pre-opening expenses of the Company and the Bank through March 31, 1997.

                                                  ACTUAL        AS ADJUSTED
           SHAREHOLDER'S EQUITY             SEPTEMBER 30, 1996 MARCH 31, 1996
           --------------------             ------------------ --------------
Preferred Stock, par value not stated;
 2,000,000 shares authorized, no shares
 issued and outstanding....................      $    --         $      --
Common Stock, par value $5 per share:
 10,000,000 shares authorized; 1 share
 issued ($10) and outstanding(1); 710,000
 shares issued ($10 each) and outstanding
 as adjusted (minimum offering)............             5         3,550,000
Additional paid-in capital(2)..............             5         3,514,000 (2)
Accumulated Deficit........................       (43,398)         (196,000)
Total shareholders' equity.................       (43,388)(3)     6,868,000 (4)
                                                 --------        ----------
  Total Capitalization.....................      $(43,388)       $6,868,000
                                                 ========        ==========

--------
(1) Judy B. Turner, the President of the Company, was issued one share of Common Stock upon the organization of the Company, which share will be redeemed for $10 (the price at which it was issued) upon the first issuance of shares offered hereby.
(2) The expenses of the offering will be charged against this account. Offering expenses are estimated to be $36,000 and such amount was used in the calculation of the amount shown in the "As Adjusted" column ($3,550,000 less $36,000).
(3) This deficit reflects pre-opening expenses incurred through September 30, 1996, consisting primarily of salaries and employee benefits.
(4) The "As Adjusted" deficit accumulated during the pre-opening stage results from expensing estimated pre-opening expenses for the Bank of $196,000. See "USE OF PROCEEDS--By The Bank." (The Company is not expected to have any pre-opening expenses.) Pre-opening expenses will be charged against operating results and are estimates. Actual pre-opening expenses may be higher. Higher actual pre-opening expenses would increase the deficit accumulated during the pre-opening stage and thereby further reduce shareholders' equity. The Company will retain any interest earned on subscription payments held in escrow to defray pre-opening expenses. Such interest will offset the deficit accumulated during the pre-opening stage, but the amounts shown above do not include any estimate for interest which may be earned.

                                   DIVIDENDS

  Since the Company and the Bank are both start-up operations, it will be the policy of the Board of Directors of the Company to reinvest earnings for the period of time necessary to help ensure the success of the their operations. As a result, the Company has no current plans to initiate the payment of cash dividends, and its future dividend policy will depend on the Bank's earnings, capital requirements, financial condition and other factors considered relevant by the Board of Directors of the Company. See "SUPERVISION AND REGULATION--Bank Regulation."

                            BUSINESS OF THE COMPANY
                                 AND THE BANK

THE COMPANY

  The Company was incorporated as a Georgia business corporation on August 2, 1996 to become a bank holding company by acquiring all the common stock of the Bank upon its formation. Initially, the Bank will be the sole operating subsidiary of the Company. The Company will apply to the Federal Reserve and the Department of Banking for prior approval to use $7,000,000 of the proceeds of this offering to acquire the Bank. If such approvals are granted, upon its acquisition of the common stock of the Bank, the Company will become a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended, and the Georgia Bank Holding Company Act. See "SUPERVISION AND REGULATION."

  The Company has been organized to facilitate the Bank's ability to serve its future customers' requirements for financial services. The holding company structure will provide flexibility for expansion of the Company's banking business through the possible acquisition of other financial institutions and the provision of additional banking-related services which the traditional commercial bank may not provide under present laws. For example, banking regulations require that the Bank maintain a minimum ratio of capital to assets. In event that the Bank's growth is such that this minimum ratio is not maintained, the Company may borrow funds, subject to capital adequacy guidelines of the Federal Reserve, and contribute them to the capital of the Bank and otherwise raise capital in a manner which is unavailable to the Bank under existing banking regulations.

  The Company has no present plans to acquire any operating subsidiaries other than the Bank. It is expected, however, that the Company may make additional acquisitions in the future in the event that the Company becomes profitable and such acquisitions are deemed to be in the best interest of the Company and its shareholders. Such acquisitions, if any, will be subject to certain regulatory approvals and requirements. See "SUPERVISION AND REGULATION."

THE BANK

  General. The organizers filed an application on behalf of the Bank with the Department of Banking and with the FDIC on September 16, 1996, for authority to organize as a state bank, the deposits of which will be federally insured, and to conduct a commercial banking business from Decatur, Georgia. As of October 18, 1996, the applications filed with the Department of Banking and the FDIC were pending.

  The Bank intends to be a full service commercial bank. The Bank plans to offer personal and business checking accounts, senior checking accounts, interest-bearing checking accounts, savings accounts, money market funds and various types of certificates of deposit. The Bank also plans to offer installment loans, real estate loans, construction loans, second mortgage loans, commercial and SBA loans and home equity lines of credit. In addition, the Bank intends to provide such services as official bank checks and money orders, Mastercard and Visa credit cards, safe deposit box, traveler's checks, bank by mail, direct deposit of payroll and social security checks, and US Savings Bonds.

  Philosophy. The Bank's philosophy with respect to its initial operations will be to emphasize prompt and responsive personal service to the residents of Decatur, Georgia and the other communities located in DeKalb County in order to attract customers and acquire market share now controlled by other financial institutions in the Bank's market area. The organizers believe that the Bank offers the residents of Decatur and the surrounding areas the opportunity to have an ownership interest in a community bank, while also receiving the benefits associated with a locally owned and managed community bank. Through ownership in the Company, the residents of the community will have a greater role in the development of the Bank.

  Management of the Bank intends to implement an active officer and director call program to promote these efforts. The purpose of this call program will be to describe the products, services and philosophy of the Bank to both existing and new business prospects. All of the organizers are active members in the Decatur community and their continued active community involvement will provide an opportunity to promote the Bank and its products and services. The organizers intend to utilize effective advertising and superior selling efforts in order to build a distinct institutional image for the Bank and to capture a customer base.

  Bank Location and Facilities. The Bank will be located in Decatur, Georgia in DeKalb County. The organizers have obtained a lease on a landmark site in the financial district of downtown Decatur. The downtown business district has several streets with historic commercial and government buildings, residential structures and churches. The county government administration and court buildings are one block south of the Bank's proposed office. The Chamber of Commerce and Decatur Hospital are two blocks east of the Bank's proposed office. Additionally, there are several high rise office buildings and retail stores near the Bank's proposed office.

  The Company entered into an Agreement to Lease, dated August 20, 1996, with Daniel B. Pattillo, which provides that the Company may sublease the property from Atlanta Gas Light Company until June 1, 1997 and thereafter may lease the building from Mr. Pattillo until June 1, 2002. The Agreement to Lease provides that the Company has an option to purchase the building under certain conditions. The Company entered into an Agreement of Sublease, dated September 9, 1996 with Atlanta Gas Light Company, dated September 9, 1996 to sublease the property from September 1, 1996 until May 31, 1997.

  The building currently contains 5,400 square feet of usable space which can be expanded. The organizers plan to renovate the building and use the current square footage. The top floor contains 3,917 square feet and will be converted into the banking lobby and executive offices. The lower level, which contains 1,487 square feet, will be used for operations, storage and the board room. The board room will be used for meetings and training space. Most of the operations and back-room work will be outsourced so less space will be needed. Video drive-ups will be used instead of physical drive-ups, which will reduce the need for additional square footage. The lower parking lot has sufficient room to put two drive-up lanes in addition to employee parking. The property fronts Commerce Drive, which is a main thoroughfare in Decatur, and backs up to a retail area and residential property. Access to the drive-ups will be available through a side street off of Commerce Drive. The main parking lot will be accessible from Commerce Drive.

  Parking is difficult to find in downtown Decatur and the Bank's proposed office offers over 40 parking spaces in an open, well-lighted area with easy access to the building. The drive-ups will be on the opposite side of the building from the customer parking, which will eliminate traffic from the drive-ups backing up into this area.

  Primary Service Area. The Bank's Primary Service Area ("PSA") will be a five mile radius of the center of Decatur, Georgia. Decatur is the county seat of DeKalb County and is located 12 minutes east of downtown Atlanta, Georgia. Decatur is four square miles in size and there are over 12 distinct neighborhoods within the City of Decatur.

  Economic and Demographic Factors. DeKalb County is part of the Atlanta, Georgia metropolitan area. The designated area, a five mile radius from the center of the city of Decatur, is comprised of the incorporated towns of Decatur, Avondale Estates and Clarkston, a portion of Atlanta, and unincorporated DeKalb County. Decatur is the county seat and attracts a much larger daytime population than the 17,000+ residents. The government buildings alone employ 13,722 workers.

  Decatur adjoins Atlanta's city limits six miles east of Atlanta's central business district. The MARTA rapid rail system has a station in downtown Decatur and the Interstate 285 perimeter is located less than three miles east of the downtown district. These and other nearby transportation facilities provide easy access to downtown Decatur from Atlanta and other metro area locations, improving the district's potential for business.

  As the financial, service and government center of DeKalb County, Decatur's downtown business district has played an important role in the county and the Atlanta metro area.

  Competition and Historical Deposit Trends. Decatur is served by eleven commercial banks, two savings institutions and four credit unions, which, collectively, operate 41 banking offices. Commercial banks control 99% of the $1.4 billion of deposits in the Bank's PSA. Several of the commercial banks located in the Bank's PSA are larger regional banks, such as First Union, SunTrust, NationsBank and Wachovia. As a group, the large regional banks control over 83% of the deposit market in the Bank's PSA. The larger regional banks' presence in Decatur is through branch offices, with many of the customer service functions, as well as authority for loan approval, being located outside of the Bank's PSA. There is no other community bank headquartered in Decatur. There are several community banks located in DeKalb County; however, the Bank intends to differentiate itself from these banks primarily through strong involvement in the Decatur community.

  According to Sheshunoff's Bancpen, between 1991 and 1995, Decatur experienced a $352 million decrease in deposits. The organizers do not believe that this decrease is indicative of the market, but rather is a reflection of how the larger regional banks report information. For example, First Union's reported deposits decreased by $348 million from 1991 to 1995; however, since there was not a corresponding increase in deposits reflected at other bank offices, the organizers believe these deposits are not market loss, but were shifted to other First Union offices. The demographic data for Decatur reveals positive trends in all categories.

  Lending Policy. The Bank is being established to support Decatur and surrounding areas of DeKalb County. Consequently, the Bank will aggressively seek creditworthy loans within a limited geographic area. The Bank's primary commercial lending function will be to make consumer loans to individuals and commercial loans to small and medium-sized businesses and professional concerns. In addition, the bank plans to make real-estate-related loans, including construction loans for residential and commercial properties, and primary and secondary mortgage loans for the acquisition or improvement of personal residences. The Bank plans to avoid concentrations of loans to a single industry or based on a single type of collateral.

  The Bank's legal lending limits will be 15% of its statutory capital base for unsecured loans and 25% of its statutory capital base for secured loans. The Bank's statutory capital base is determined by the sum of its common stock, paid-in capital, appropriated retained earnings, and capital debt, or the amount of net assets of the Bank, whichever is the lower amount. Of the Bank's initial $7,000,000 in capital, $3,500,000 will be allocated to common stock, $3,150,000 to paid-in capital and $350,000 will be set aside as an expense fund to cover pre-opening expenses and potential losses in its first year of operation. The $350,000 expense fund will not be included in the Bank's statutory capital base. Accordingly, the Bank's initial legal lending limits will be $997,000 for unsecured loans and $1,662,500 for secured loans. While the Bank expects generally to employ more conservative lending limits, the Board of Directors will have discretion to lend up to the legal lending limits as described above.

  Consumer Loans. The Bank plans to make consumer loans, consisting primarily of installment loans to individuals for personal, family and household purposes, including loans for automobiles, home improvements and investments. Risks associated with consumer loans include, but are not limited to, fraud, deteriorated or non-existing collateral, general economic downturn and customer financial problems.

  Commercial Loans. Commercial lending will be directed principally toward small to mid-size businesses whose demand for funds falls within the legal lending limits of the Bank. This category of loans includes loans made to individual, partnership or corporate borrowers, and obtained for a variety of business purposes. Risks associated with these loans can be significant and include, but are not limited to, fraud, bankruptcy, economic downturn, deteriorated or non-existing collateral and changes in interest rates.

  Real Estate Loans. The Bank will make and hold real estate loans, consisting primarily of single-family residential construction loans for one-to-four unit family structures. The Bank will require a first lien position on the land associated with the construction project and will offer these loans to professional building contractors and homeowners. Loan disbursements will require on-site inspections to assure the project is on budget and that the loan proceeds are being used for the construction project and not being diverted to another project. The loan-to-value ratio for such loans will be predominantly 80% of the lower of the as-built appraised value or project cost, and will be a maximum of 90% if the loan is amortized. Loans for construction can present a high degree of risk to the lender, depending upon, among other things, whether the builder can sell the home to a buyer, whether the buyer can obtain permanent financing, whether the transaction produces income in the interim and the nature of changing economic conditions.

  Investments. In addition to loans, the Bank will make other investments primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States and other taxable securities. No investment in any of those instruments will exceed any applicable limitation imposed by law or regulation.

  Deposits. The Bank plans to establish solid core deposits, including checking accounts, money market accounts, a variety of certificates of deposit, and IRA accounts. The primary means used to attract deposits will be an aggressive marketing plan in the overall service area, a broad product line, and competitive services. The primary sources of deposits will be residents of, and businesses and their employees located in, the Bank's PSA obtained through personal solicitation by the Bank's officers and directors, direct mail solicitations and advertisements published in the local media. Deposits will be generated by offering a broad array of competitively priced deposit services, including demand deposits, regular savings accounts, money market deposits (transaction and investment), certificates of deposit, retirement accounts, and other deposit or funds transfer services which may be permitted by law or regulation and which may be offered to remain competitive in the market.

  Asset and Liability Management. The Bank intends to manage its assets and liabilities to provide an optimum and stable net interest margin, a profitable after-tax return on assets and return on equity, and adequate liquidity. These management functions will be conducted within the framework of written loan and investment policies which the Bank will adopt. The Bank will attempt to maintain a balanced position between rate sensitive assets and rate sensitive liabilities. Specifically, it will chart assets and liabilities on a matrix by maturity, effective duration, and interest adjustment period, and endeavor to manage any gaps in maturity ranges.

  Employees. Upon commencement of operations, the Bank is expected to have approximately 15 full-time employees and one part-time employee. The Company is not expected to have any employees who are not also employees of the Bank.

                                  MANAGEMENT

PROPOSED OFFICERS AND DIRECTORS

  The following table sets forth for the initial members of the Board of Directors of the Company and the Bank, (a) their names, addresses and ages at September 30, 1996, (b) the positions they will hold in the Company and the Bank, (c) the number of shares of Common Stock for which they intend to subscribe, and (d) the percentage of outstanding shares such number will represent if the minimum number of shares are sold in this offering and if the maximum number of shares are sold in this offering.

                                    POSITIONS        NUMBER     % OF     % OF
  NAME AND ADDRESS        (AGE)     TO BE HELD     OF SHARES* MINIMUM* MAXIMUM*
  ----------------        ----- ------------------ ---------- -------- --------
John L. Adams, Jr. .....   (42)      Director        10,000      1.6       .8
130 Glenn Circle
Decatur, Georgia 30030
Merriell Autrey ........   (70)      Director        10,000      1.6       .8
1887 Bedfordshire Court
Decatur, Georgia 30033
Mary Bobbie Bailey .....   (68)      Director        25,000      4.1      2.1
239 15th Street
Atlanta, Georgia 30309
James A. Baskett .......   (48)      Director        10,000      1.6       .8
160 South Candler Street
Decatur, Georgia 30030
William F. Floyd .......   (50)      Director        15,000      2.5      1.3
712 W. Ponce de Leon Av-
enue
Decatur, Georgia 30030
John C. Joyner .........   (56)     Secretary,       10,000      1.6       .8
631 Pinetree Drive                   Director
Decatur, Georgia 30030
Robert E. Lanier .......   (57)      Director        15,000      2.5      1.3
5459 Lichenheath Court
Stone Mountain, Georgia
30087
Carol G. Nickola .......   (45)      Director        20,000      3.3      1.7
7540 Chaparral Drive
Dunwoody, Georgia 30350
Lynn Pasqualetti .......   (41)      Director        10,000      1.6      1.3
889 Artwood Road
Atlanta, Georgia 30307
Roger K. Quillen .......   (43)      Director        10,000      1.6      1.3
124 Glenn Circle
Decatur, Georgia 30030
Judy B. Turner .........   (49)  President, Chief    20,000      3.3      1.7
235 Drexel Avenue               Executive Officer,
Decatur, Georgia 30030               Director
All Proposed Directors
and Officers, as a
Group ................                              155,000     25.4%    12.9%

--------
* In the event that the minimum number of shares in this offering is not sold, the organizers may purchase additional shares of Common Stock up to an aggregate of 298,200 shares of Common Stock (42% of the minimum and 24.8% of the maximum number of shares to be sold).

  JOHN L. ADAMS, JR. John Adams is a native of DeKalb County and a graduate of Emory University. He is President and Managing Broker of Clairmont Place Realty, Inc., a residential real estate brokerage firm. Mr. Adams has served as President of the Decatur Business Association and as Chairman of the DeKalb Unit of the American Heart Association. He is a former Trustee of Dekalb Medical Center Foundation.

  MERRIELL AUTREY, JR. Merriell Autrey is a native of Georgia. He worked for the Citizens & Southern National Bank (now known as NationsBank) for over 35 years in various departments. His last assignment at the bank was his election in 1969 as President of C & S Emory Bank, a wholly owned affiliate of the Citizens and Southern Georgia Corporation. C & S Emory Bank merged into C & S National Bank, and Mr. Autrey retired as an Executive Vice President in 1987. He has served on numerous civic and community boards, a past President of the Atlanta Athletic Club, and a member of The Lutheran Church. He is a graduate of the University of Georgia and has studied at The School of Credit & Financial Management at Dartmouth and the Emory School of Advanced Management.

  JAMES A. BASKETT Jim Baskett is a native of DeKalb County. He owns Prolific Impressions, Inc., which produces instructional books for the adult craft market. He and his wife have operated this business in Decatur for more than 20 years. He is the Past Chair of the DeKalb County Public Library Board of Trustees and serves on the City of Decatur Board of Commissioners. A graduate of Leadership DeKalb, he has served as a director for the American Heart Association, Our House, Inc., Decatur Rotary Club, and Leadership DeKalb, Inc.

  MARY BOBBIE BAILEY Bobbie Bailey is a resident of Fulton County, and is the founder, President and sole owner of Our-Way, Inc., the world's largest independent remanufacturer of commercial air conditioning and refrigeration compressors. Ms. Bailey also currently serves as a Foundation Trustee for Kennesaw State College, a Director of the Greenland Expedition Society, President of Georgia Music Festival Hall of Fame, a member of the Mayor's Commission on the Atlanta Entertainment Industry, and a Trustee of the National Academy of Recording Arts & Sciences. Her other endeavors include President and sole owner of two music companies, as well as Bailey Design Company, a residential construction company.

  WILLIAM F. FLOYD Bill Floyd has been a resident of Decatur, Georgia since 1972. He has been involved in the construction of water and sewer facilities in the Southeast United Stated since 1972. He is currently Secretary-Treasurer of Southern Champion Construction, Inc., a company he helped start in July, 1977. Prior to moving to the Atlanta area in 1972, Mr. Floyd served three years as a Captain in the U.S. Army. He graduated from Auburn University in 1969 with a degree in Civil Engineering and received an MBA from Georgia State University in August, 1978. He is a registered Professional Engineer in the State of Georgia and is currently completing his second term as a member of the Decatur City Commission.

  JOHN C. JOYNER John Joyner is an attorney and has been a resident of and practiced law in the City of Decatur for over 30 years. Mr. Joyner is a graduate of Georgia State University and Emory University Law School. He is chairman of The Decatur Downtown Development Authority and legal counsel for the DeKalb Chamber of Commerce, the Decatur Business Association and the DeKalb Convention and Visitors Bureau.

  ROBERT E. LANIER Robert E. Lanier is a native of DeKalb County and is President and CEO of REL properties, Inc., a local real estate development company founded over 30 years ago by Mr. Lanier. He served on the DeKalb County Board of Commissioners from 1976 to 1990 and was Presiding Officer of the Board for three years. Mr. Lanier currently serves on the Georgia College Foundation Board, and the DeKalb College Foundation. He is a board member of the Decatur Rotary Club, and is Governor Miller's appointee to the Georgia Trust of Historic Preservation. He has previously served on the Emory University Board of Visitors, is a past president of the Metro Atlanta Homebuilders Association/Dekalb Chapter, and has served on various other boards including the YMCA, Christian City, American Cancer Society, American Heart Association, Leadership DeKalb, and the Regional Leadership Institute.

  CAROL G. NICKOLA Carol Nickola is a native of North Carolina. She received her Bachelors Degree from Brenau University and her MBA from Emory University. She is the Chief Executive Officer of Decatur Hospital. She is a member of the Decatur Rotary Club, and serves on the Board of the DeKalb County Heart Association.

  LYNN PASQUALETTI Lynn Pasqualetti is a native of Missoula, Montana, and relocated to the Decatur area in 1985. She holds a Certification in Tax from the American Institute of Tax Studies. Ms. Pasqualetti is an Enrolled Agent, enrolled to practice before the Internal Revenue Service. She is President and co-owner of HLM Services, Inc., a full service public accounting firm located in downtown Decatur. She is a member of the Decatur Business Association, DeKalb Chamber of Commerce, National Association of Public Accountants, National Society of Tax Professionals, and the National Directory of Who's Who in Executives and Professionals Journal. Ms. Pasqualetti's volunteer experiences include board member of National Federation of Career Women; Program Director of Fourth Tuesday, a professional women's association; Accountant for the DeKalb Council of the Arts, Inc.; United Way campaign area representative; Advisor-Atlanta City Council, Domestic Partnership Issue; and PTA Executive Board Member, Westchester School in Decatur.

  ROGER K. QUILLEN Roger K. Quillen is an attorney whose practice is limited to representing management in all phases of employment-related matters. Mr. Quillen is admitted to the bars of the United States Courts of Appeals for the seven different circuits in the United States where he has argued employment-related cases. He is also admitted to the United States Supreme Court. Mr. Quillen holds Bachelor and Master's degrees from Ohio State University and a Juris Doctor Degree from Ohio State's College of Law. He lives in Decatur and is a member of Decatur First United Methodist Church.

  JUDY B. TURNER Judy Turner will be the President & CEO of the Bank and the Company. She is a native of Decatur, Georgia, and her banking career started in 1965 with C & S National Bank. While at C & S for 28 years she held various administrative and retail positions culminating in being manager of three offices. From 1993 until March 1995, she was manager of Bank South's Decatur Office, one of Bank South's largest commercial offices with a staff of 19 persons. She managed a loan portfolio of $10 million and deposits of $79 million. In March 1995, Ms. Turner was promoted to Regional Sales and Service Manager. Her responsibilities in this position included supervising and monitoring the quality of customer service in 20 branches, and leading a business development effort that produced $12 million in new business for the bank in 6 months.

  Ms. Turner graduated from Graduate School of Banking of the South, Louisiana State University. She earned the "Certified Commercial Lender" recognition while at C & S and holds two certificates from the American Institute of Banking. She later became a Certified Trainer for C & S National Bank and the American Institute of Banking.

  In areas of community service, Ms. Turner is serving on the Policy Advisory Board of The Atlanta Project, is a director of Decatur Hospital, a director of the DeKalb Chamber of Commerce and was honored as Rotarian of the Year (1994-
1995) by the Decatur Rotary. She is a member of the Decatur Business Association and has held the positions of Director, President and Historian with this organization. She is a Director and has held the position of Treasurer with the South Decatur Community Development Corporation. Ms. Turner is a graduate of Leadership DeKalb and The Regional Leadership Institute.

CASH COMPENSATION

  The Company entered into an employment agreement with Judy Turner regarding Ms. Turner's employment as President and Chief Executive Officer of the Company (the "Employment Agreement"). Under the terms of the Employment Agreement, Ms. Turner will receive a starting salary of $6,500 per month until the Company satisfies the conditions for releasing offering funds from the Escrow Account. After the Company breaks escrow, Ms. Turner will begin receiving a salary of $8,000 per month. The Employment Agreement provides that at the end of each year of operation, Ms. Turner will be entitled to receive a cash bonus in the amount of 5% of the Company's audited consolidated pretax net income, provided that certain performance criteria are satisfied. Additionally, the Employment Agreement provides that after the Company receives the funds from the Escrow Account, the Company will grant Ms. Turner a non-qualified ten-year option to purchase a number of shares of Common Stock equal to 5% of the number of shares of Common Stock sold in this offering. The option will become vested and exercisable in 20% increments on the anniversaries of the grant date at a purchase price of

$10.00 per share. Pursuant to the Employment Agreement, the Company will also lease an automobile to be used by Ms. Turner. In the event Ms. Turner is terminated by the Company without cause, the Company will be required to meet its obligations under the Employment Agreement with respect to Ms. Turner's compensation for a period of twelve months from the date of termination. In the event of termination of Ms. Turner's employment, other than by the Company without cause or by Ms. Turner for cause, as defined in the employment agreement, Ms. Turner will be prohibited from competing with the Bank or soliciting its customers or employees for a period of twelve months from the date of termination.

  Directors of the Bank will not be compensated for their services as directors until the Bank earns a cumulative profit.

  Officers and directors of the Company will not be separately compensated for their services to the Company until the Company earns a cumulative profit.

CERTAIN TRANSACTIONS

  It is possible that the Company and the Bank will have banking and other business transactions in the ordinary course of business with directors and officers of the Company and the Bank, including members of their families or corporations, partnerships or other organizations in which such directors and officers have a controlling interest. If such transactions occur, (a) they will be on substantially the same terms (including price, or interest rate and collateral) as those prevailing at the time for comparable transactions with unrelated parties, and any banking transactions will not be expected to involve more than the normal risk of collectibility or present other unfavorable features to the Company and the Bank, and (b) they will be on terms no less favorable than could be obtained from an unaffiliated third party and will be approved by a majority of the directors, including a majority of the disinterested directors.

  The organizers arranged a line of credit from The Bankers Bank in Atlanta, Georgia in the aggregate amount of $300,000 to pay organizational and pre-opening expenses for the Bank and the Company. The line of credit bears interest at The Bankers Bank's prime rate and has a one-year term. The organizers have personally guaranteed the line of credit. The line of credit and interest costs will be repaid from the offering proceeds when the conditions to the offering have been satisfied. See "USE OF PROCEEDS." It is anticipated that The Bankers Bank will operate as a correspondent bank for the Bank.

            MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

  There is currently no market for the shares of Common Stock and it is not likely that an active trading market will develop for the shares in the future. There are no present plans for the Company's Common Stock to be traded on any stock exchange or over-the-counter market. As a result, investors who need or wish to dispose of all or part of their shares may be unable to do so except in private, directly negotiated sales.

                  DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

COMMON STOCK

  General. The Company's Articles of Incorporation authorize the Company to issue up to 10,000,000 shares of Common Stock, par value $5.00 per share, of which a minimum of 710,000 shares and a maximum of 1,200,000 shares will be issued pursuant to this offering.

  All shares of Common Stock of the Company will be entitled to share equally in dividends from funds legally available therefor, when, as and if declared by the Board of Directors, and upon liquidation or dissolution of the Company, whether voluntary or involuntary, to share equally in all assets of the Company available for distribution to the shareholders. It is not anticipated that the Company will pay any cash dividends on the Common Stock in the near future. See "DIVIDENDS." Each holder of Common Stock will be entitled to one vote for each share on all matters submitted to the shareholders. Holders of Common Stock will not have any preemptive right to acquire authorized but unissued capital stock of the Company. There is no cumulative voting, redemption right, sinking fund provision, or right of conversion in existence with respect to the Common Stock. All shares of the Common Stock issued in accordance with the terms of this offering as described in this Prospectus will be fully-paid and non-assessable.

  Shares Held by Affiliates. Upon completion of this offering, the Company will have a minimum of 710,000 shares and a maximum of 1,200,000 shares outstanding. All of these shares will be freely tradeable without restriction or registration under the Securities Act of 1933, as amended (the "1933 Act"), except for shares purchased in this offering by the organizers.

  The organizers are "affiliates" of the Company (as that term is defined in Rule 144 adopted under the 1933 Act) and, as a result, their shares will be subject to certain resale restrictions.

  Rule 144 generally provides that a person (including an affiliate of the Company) who has beneficially owned shares for at least two years will be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Common Stock or the average weekly trading volume of the Common Stock during the four calendar weeks preceding such sale, whichever is greater. While affiliates may generally sell non-restricted shares under Rule 144 without regard to the length of their holding period, all shares purchased by the organizers will be purchased for investment purposes and not with a present intention of redistribution.

  There can be no assurance that a public market for the Common Stock will exist at any time subsequent this offering. As a result, investors who may wish or who need to dispose of all or a part of their investment in the Common Stock may not be able to do so except for private direct negotiations with third parties, assuming that third parties are willing to purchase the Common Stock.

PREFERRED STOCK

  The Company's Articles of Incorporation also authorize the Board of Directors to issue up to 2,000,000 shares of preferred stock ("Preferred Stock"). The Board of Directors has the authority to determine the designation, powers, preferences and relative rights of the Preferred Stock. Preferred Stock may have voting rights, subject to applicable law and determination by the Board of Directors.

                   ANTITAKEOVER PROVISIONS OF THE COMPANY'S
                     ARTICLES OF INCORPORATION AND BYLAWS

  The Articles of Incorporation of the Company contain certain provisions which would have the effect of impeding an attempt to change or remove management of the Company or to gain control of the Company in a transaction not supported by its Board of Directors (the "Protective Provisions"). In general, one purpose of the Protective Provisions is to assist the Company's Board of Directors in playing a role in connection with attempts to acquire control of the Company, so that the Board of Directors of the Company can further and protect the interests of the Company and its shareholders as appropriate under the circumstances, including if the Board of Directors determines that a sale of control is in the best interest of the Company and its shareholders, by enhancing the Board's ability to maximize the value to be received by the shareholders upon such sale.

  Although the Company's management believes the Protective Provisions are, therefore, beneficial to shareholders of the Company, the Protective Provisions also may tend to discourage some takeover bids. As a result, shareholders of the Company may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that the Protective Provisions discourage undesirable proposals, the Company may be able to avoid those expenditures of time and money.

  The Protective Provisions also may discourage open market purchases by a potential acquirer. Such purchases may increase the market price of the Company's Common Stock temporarily, enabling shareholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the Protective Provisions may decrease the market price of the Company's Common Stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The Protective Provisions also may make it more difficult and time consuming for a potential acquirer to obtain control of the Company through replacing the Board of Directors and management. Furthermore, the Protective Provisions may make it more difficult for shareholders of the Company to replace the Board of Directors or management, even if a majority of the shareholders believes such replacement is in the best interests of the Company. As a result, the Protective Provisions may tend to perpetuate the incumbent Board of Directors and management.

  The Articles of Incorporation of the Company also contain a provision which eliminates the potential personal liability of directors for monetary damages. In addition, the Bylaws of the Company contain certain provisions which provide indemnification for directors of the Company.

  The Protective Provisions and the provisions relating to elimination of liability and indemnification of directors are discussed more fully below.

PREFERRED STOCK

  The existence of Preferred Stock may impede the takeover of the Company without the approval of the Company's Board of Directors by enabling the Company's Board of Directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to gain control of the Company through a proxy contest, tender offer, merger or otherwise. In addition, the issuance of shares of preferred stock with voting rights may have an adverse effect on the rights of the holders of Common Stock, and in certain Circumstances such issuances of Preferred Stock could decrease the market price of the Common Stock.

STAGGERED TERMS FOR BOARD OF DIRECTORS

  Article 8 provides that the Board of Directors of the Company will be divided into three classes and that the directors in each class will serve for staggered terms of three years each. This means that, unless the existing directors were to resign (which might be the case in a friendly acquisition of the Company), it would take two annual meetings of the Company's shareholders to replace a majority of its directors.

  Under Georgia law, directors are elected annually for a term of one year unless the Articles of Incorporation provide otherwise.

CHANGE IN NUMBER OF DIRECTORS

  Article 10 of the Articles of Incorporation of the Company provides that any change in the number of directors of the Company, as set forth in its Bylaws, would have to be made by the affirmative vote of 2/3 of the entire Board of Directors or by the affirmative vote of the holders of at least 2/3 of the outstanding shares of Common Stock.

  Under Georgia law, the number of directors may be increased or decreased from time to time by amendment to the Bylaws, unless the Articles of Incorporation provide otherwise or unless the number of directors is otherwise fixed by the shareholders.

REMOVAL OF DIRECTORS

  Article 9 of the Articles of Incorporation of the Company provides that directors of the Company may be removed during their terms by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. "Cause" for this purpose is defined as final conviction of a felony, request or demand for removal by any bank regulatory authority having jurisdiction over the Company, or determination by at least 2/3 of the incumbent directors of the Company that the conduct of the director to be removed has been inimical to the best interests of the Company. Article 9 of the Articles of Incorporation of the Company provides that directors of the Company may be removed during their terms without cause by the affirmative vote of the holders of 2/3 of the outstanding shares of Common Stock.

  Under Georgia law, any or all of the directors of a corporation may be removed with or without cause by the affirmative vote of a majority of the shares represented at a meeting at which a quorum is represented and entitled to vote thereon, unless the Articles of Incorporation provide otherwise.

SPECIAL SHAREHOLDERS' MEETINGS

  Article 12 allows only the President, the Chairman of the Board of Directors or a majority of the Board of Directors to call a special meeting of the shareholders. Under Georgia law, special meetings of shareholders may be called by the Board of Directors or persons authorized to call such meetings by the Articles of Incorporation or Bylaws of the corporation.

SUPERMAJORITY VOTING ON CERTAIN TRANSACTIONS

  Under Article 13 of the Articles of Incorporation of the Company, with certain exceptions, any merger or consolidation involving the Company or any sale or other disposition of all or substantially all of its assets will require the affirmative vote of the holders of at least 2/3 of the outstanding shares of Common Stock. However, if the Board of Directors of the Company has approved the particular transaction by the affirmative vote of 2/3 of the entire Board, then the applicable provisions of Georgia law would govern and shareholder approval of the transaction would require the affirmative vote of the holders of only a majority of the outstanding shares of Common Stock entitled to vote thereon.

  The primary purpose of this Article is to discourage any party from attempting to acquire control of the Company through the acquisition of a substantial number of shares of Common Stock followed by a forced merger or sale of assets without negotiation with management. Such a merger or sale might not be in the best interests of the Company or its shareholders.

  The foregoing provision could enable a minority of the Company shareholders to prevent a transaction favored by the majority of the shareholders. Also, in some, circumstances, the directors could cause a 2/3 vote to be required to approve the transaction by withholding their consent to such a transaction, thereby enhancing their positions with the Company and the Bank. However, of the eleven persons who are directors of the Company, only one will be affiliated with the Company and the Bank in a full-time management position.

EVALUATION OF AN ACQUISITION PROPOSAL

  Article 14 of the Company's Articles of Incorporation provides that the response of the Company to any acquisition proposal made by another party will be based on the Board's evaluation of the best interests of the

Company and its shareholders. As used herein, the term "acquisition proposal" refers to any offer of another party (a) to make a tender offer or exchange offer for any equity security of the Company, (b) to merge or consolidate the Company with another corporation, or (c) to purchase or otherwise acquire all or substantially all of the properties and assets owned by the Company.

  Article 14 charges the Board, in evaluating an acquisition proposal, to consider all relevant factors, including (a) the expected social and economic effects of the transaction on the employees, customers and other constituents (e.g., suppliers of goods and services) of the Company and the Bank, (b) the expected social and economic effects on the communities within which the Company and the Bank operate, and (c) the consideration being offered by the other corporation in relation (i) to the then current value of the Company as determined by a freely negotiated transaction and (ii) to the Board of Directors' then estimate of the Company's future value as an independent entity. The enumerated factors are not exclusive, and the Board may consider other relevant factors.

  This Article has been included in the Company's Articles of Incorporation because the Bank is charged with providing support to and being involved with the communities it serves, and the Board believes its obligations in evaluating an acquisition proposal extend beyond evaluating merely the consideration being offered in relation to the then market or book value of the Common Stock. No provisions of Georgia law specifically enumerate the factors a corporation's board of directors should consider in the event the corporation is presented with an acquisition proposal.

  While the value of the consideration offered to shareholders is the main factor when weighing the benefits of an acquisition proposal, the Board believes it appropriate also to consider all other relevant factors. For example, this Article directs the Board to evaluate the consideration being offered in relation to the then current value of the Company determined in a freely negotiated transaction and in relation to the Board's then estimate of the future value of the Company as an independent concern. A takeover bid often places the target corporation virtually in the position of making a forced sale, sometimes when the market price of its stock may be depressed. The Board believes that frequently the consideration offered in such a situation, even though it may be in excess of the then market value (i.e., the value at which shares are then currently trading), it is less than that which could be obtained in a freely negotiated transaction. In a freely negotiated transaction, management would have the opportunity to seek a suitable partner at a time of its choosing and to negotiate for the most favorable price and terms which reflect not only the current value, but also the future value of the Company.

  One effect of this Article may be to discourage a tender offer in advance. Often an offeror consults the Board of a target corporation prior to or after commencing a tender offer in an attempt to prevent a contest from developing. In the opinion of the Board, this provision will strengthen its position in dealing with any potential offeror which might attempt to acquire the Company through a hostile tender offer. Another effect of this Article may be to dissuade shareholders who might be displeased with the Board's response to an acquisition proposal from engaging the Company in costly litigation. This provision, however, does not affect the right of a shareholder displeased with the Board's response to an acquisition proposal to institute litigation against the Company and to allege that the Board breached an obligation to shareholders by not limiting its evaluation of an acquisition proposal to the value of the consideration being offered in relation to the then market or book value of the Common Stock.

  Article 14 would not make an acquisition proposal regarded by the Board as being in the best interests of the Company more difficult to accomplish. It would, however, permit the Board to determine that an acquisition proposal was not in the best interests of the Company (and thus to oppose it) on the basis of the various factors deemed relevant. In some cases, such opposition by the Board might have the effect of maintaining the positions of incumbent management.

AMENDMENT OF PROVISIONS

  Any amendment of Articles 8, 9, 10, 11, 12, 13 and 14 of the Company's Articles of Incorporation requires the affirmative vote of the holders of at least 2/3 of the outstanding shares of Common Stock, unless 2/3 of the entire Board of Directors approves the amendment. If 2/3 of the Board approves the amendment, the applicable provisions of Georgia law would govern, and the approval of only a majority of the outstanding shares of Common Stock would be required.

           INDEMNIFICATION AND LIMITATION OF LIABILITY OF DIRECTORS

INDEMNIFICATION

  The Bylaws of the Company contain certain indemnification provisions which provide that directors, officers, employees or agents of the Company will be indemnified against expenses actually and reasonably incurred by them if they are successful on the merits of a claim or proceeding.

  When a case or dispute is not ultimately determined on its merits (i.e., it is settled), the indemnification provisions provide that the Company will indemnify directors when they meet the applicable standard of conduct. The applicable standard of conduct is met if the director acted in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, if the director had no reasonable cause to believe his or her conduct was unlawful. Whether the applicable standard of conduct has been met is determined by the Board of Directors, the shareholders or independent legal counsel in each specific case.

  The Bylaws of the Company also provide that the indemnification rights set forth therein are not exclusive of other indemnification rights to which a director may be entitled under any bylaw, resolution or agreement, either specifically or in general terms approved by the affirmative vote of the holders of a majority of the shares entitled to vote thereon. The Company can also provide for greater indemnification than that set forth in the Bylaws if it chooses to do so, subject to approval by the Company's shareholders. The Company may not, however, indemnify a director for liability arising out of circumstances which constitute exceptions to limitation of a director's liability for monetary damages. See "CERTAIN PROVISIONS OF THE COMPANY'S ARTICLES AND BYLAWS--Limitation of Liability."

  The indemnification provisions of the Bylaws specifically provide that the Company may purchase and maintain insurance on behalf of any director against any liability asserted against such person and incurred by him or her in any such capacity, whether or not the Company would have had the power to indemnify against such liability.

  The Company is not aware of any pending or threatened action, suit or proceeding involving any of its directors or officers for which indemnification from the Company may be sought.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "1933 Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

LIMITATION OF LIABILITY

  Article 11 of the Company's Articles of Incorporation, subject to certain exceptions, eliminates the potential personal liability of a director for monetary damages to the Company and to the shareholders of the Company for breach of a duty as a director. There is no elimination of liability for (a) a breach of duty involving appropriation of a business opportunity of the Company, (b) an act or omission not in good faith or involving intentional misconduct or a knowing violation of law, (c) a transaction from which the director derives an improper material tangible personal benefit, or (d) as to any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Business Corporation Code. Article 11 does not eliminate or limit the right of the Company or its shareholders to seek injunctive or other equitable relief not involving monetary damages.

  Article 11 was adopted by the Company pursuant to the Georgia Business Corporation Code which allows Georgia corporations, with the approval of their shareholders, to include in their Articles of Incorporation a provision eliminating or limiting the liability of directors, except in the circumstances described above. Article 11 was included in the Company's Articles of Incorporation to encourage qualified individuals to serve and remain as directors of the Company. While the Company has not experienced any problems in locating directors, it could experience difficulty in the future as the Company's business activities increase and diversify. Article 11 was also included to enhance the Company's ability to secure liability insurance for its directors at a reasonable cost. The Company intends to obtain liability insurance covering actions taken by its directors in their capacities as directors. The Board of Directors believes that Article 11 will enable the Company to secure such insurance on terms more favorable than if such a provision were not included in the Articles of Incorporation.

                          SUPERVISION AND REGULATION

  Bank holding companies and banks are extensively regulated under both federal and state law. The following is a brief summary of certain statutes, rules and regulations affecting the Company and the Bank. This summary is qualified in its entirety by reference to the particular statutory and regulatory provision referred to below and is not intended to be an exhaustive description of the statutes or regulations applicable to the business of the Company and the Bank. Supervision, regulation and examination of the Company and the Bank by the bank regulatory agencies are intended primarily for the protection of depositors rather than shareholders of the Company.

BANK HOLDING COMPANY REGULATION

  The Company will be a registered holding company under the Bank Holding Company Act of 1956 (the "BHC Act") and the Georgia Bank Holding Company Act (the "Georgia BHC Act") and will be regulated under such acts by the Board of Governors of the Federal Reserve System (the "Federal Reserve") and by the Department of Banking, respectively.

  As a bank holding company, the Company is required to file annual reports with the Federal Reserve and the Department of Banking and such additional information as the applicable regulator may require pursuant to the BHC Act and the Georgia BHC Act. The Federal Reserve and the Department of Banking may also conduct examinations of the Company to determine whether it is in compliance with both BHC Acts and the regulations promulgated thereunder.

  The BHC Act also requires every bank holding company to obtain prior approval from the Federal Reserve before acquiring direct or indirect ownership or control of more than 5% of the voting shares of any bank which is not already majority owned or controlled by that bank holding company. Acquisition of any additional banks would also require prior approval from the Department of Banking.

  On September 29, 1994, President Clinton signed the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act") which amends federal law to permit bank holding companies to acquire existing banks in any state effective September 29, 1995, and any interstate bank holding company is permitted to merge its various bank subsidiaries into a single bank with interstate branches effective June 1, 1997. States have the authority to authorize interstate branching prior to June 1, 1997, or alternatively, to opt out of interstate branching prior to that date.

  In addition to having the right to acquire ownership or control of other banks, a bank holding company is authorized to acquire ownership or control of nonbanking companies, provided the activities of such companies are so closely related to banking or managing or controlling banks that the Federal Reserve considers such activities to be proper to the operation and control of banks. Regulation Y, promulgated by the Federal Reserve, sets forth those activities which are regarded as closely related to banking or managing or controlling banks and, thus, are permissible activities for bank holding companies, subject to approval by the Federal Reserve in individual cases.

  Federal Reserve policy requires a bank holding company to act as a source of financial strength and to take measures to preserve and protect bank subsidiaries in situations where additional investments in a troubled bank may not be warranted. Under these provisions, a bank holding company may be required to loan money to its subsidiaries in the form of capital notes or other instruments which qualify for capital under regulatory rules. Any loans by the holding company to such subsidiary banks are likely to be unsecured and subordinated to such bank's depositors and perhaps to its other creditors.

BANK REGULATION

  The Company will initially have one subsidiary bank. The Bank will be a state bank chartered under the laws of the State of Georgia and will be subject to examination by the Department of Banking. The Department of Banking regulates or monitors all areas of a bank's operations and activities, including reserves, loans, mergers, issuance of securities, payment of dividends and establishment of branches.

  The Bank will also be insured and regulated by the Federal Deposit Insurance Corporation (the "FDIC"). The major functions of the FDIC with respect to insured banks include paying depositors to the extent provided by law in the event an insured bank is closed without adequately providing for payment of the claims of depositors, acting as a receiver of state banks placed in receivership when so appointed by state authorities, and preventing the continuance or development of unsound and unsafe banking practices. In addition, the FDIC is authorized to examine insured state banks which are not members of the Federal Reserve to determine the condition of such banks for insurance purposes. The FDIC also approves conversions, mergers, consolidations and assumption of deposit liability transactions between insured banks and noninsured banks or institutions to prevent capital or surplus diminution in such transactions where the resulting, continued or assuming bank is an insured non-member state bank.

  Subsidiary banks of a bank holding company are subject to certain restrictions imposed by the BHC Act on any extension of credit to the bank holding company or any of its subsidiaries, on investment in the stock or other securities of the bank holding company or its subsidiaries, and on the taking of such stock or securities as collateral for loans to any borrower. In addition, a bank holding company and its subsidiaries are prohibited from engaging in certain tying arrangements in connection with any extension of credit or provision of any property or services.

CAPITAL REQUIREMENTS

  Regulatory agencies measure capital adequacy with a framework that makes capital requirements sensitive to the risk profile of the individual banking institution. The guidelines define capital as either Tier 1 capital (primarily shareholders equity) or Tier 2 capital (certain debt instruments and a portion of the reserve for loan losses). There are two measures of capital adequacy for bank holding companies and their subsidiary banks: the Tier 1 leverage ratio and the risk-based capital requirements. Bank holding companies and their subsidiary banks must maintain a minimum Tier 1 leverage ratio of 4%. In addition, Tier 1 capital must equal 4% of risk-weighted assets, and total capital (Tier 1 plus Tier 2) must equal 8% of risk-weighted assets. These are minimum requirements, however, and institutions experiencing internal growth (which will initially be the case for the Bank) or making acquisitions, as well as institutions with supervisory or operational weaknesses, will be expected to maintain capital positions well above these minimum levels.

  The federal banking agencies have proposed amending the capital adequacy standards to provide for the consideration of interest rate risk in the overall determination of a bank's capital ratio and to require banks with greater interest rate risk to maintain adequate capital for the risk. It is uncertain what effect these regulations, when implemented, would have on the Company and the Bank.

  The Federal Deposit Insurance Corporation Improvement Act of 1991 (the "1991 Act") imposes a regulatory matrix which requires the federal banking agencies to take prompt corrective action to deal with depository institutions that fail to meet their minimum capital requirements or are otherwise in a troubled condition. The prompt corrective action provisions require undercapitalized institutions to become subject to an increasingly stringent array of restrictions, requirements and prohibitions, as their capital levels deteriorate and supervisory problems mount. Should these corrective measures prove unsuccessful in recapitalizing the institution and correcting its problems, the 1991 Act mandates that the institution be placed in receivership.

  Pursuant to regulations promulgated under the 1991 Act, the corrective actions that the banking agencies either must or may take are tied primarily to an institution's capital levels. In accordance with the framework adopted by the 1991 Act, the banking agencies have developed a classification system, pursuant to which all banks and thrifts are placed into one of five categories: well-capitalized institutions, adequately capitalized institutions, undercapitalized institutions, significantly undercapitalized institutions and critically undercapitalized institutions. The capital thresholds established for each of the categories are as follows:

                                          TOTAL RISK-  TIER 1 RISK-
    CAPITAL CATEGORY     TIER 1 CAPITAL  BASED CAPITAL BASED CAPITAL       OTHER
    ----------------     --------------- ------------- ------------- -----------------
Well Capitalized ....... 5% or more      10% or more   6% or more    Not subject to a
                                                                     capital directive
Adequately Capitalized   4% or more      8% or more    4% or more                  --
 .......................
Undercapitalized ....... less than 4%    less than 8%  less than 4%                --
Significantly            less than 3%    less than 6%  less than 3%                --
 Undercapitalized ......
Critically               2% or less              --            --                  --
 Undercapitalized ...... tangible equity

  The Department of Banking will require the Bank to maintain a ratio (the "primary capital ratio") of total capital (which is essentially Tier 1 capital plus the allowance for loan losses) to total assets (defined as balance sheet assets plus the allowance for loan losses) of at least 6%. In addition, the Bank will be required to maintain a primary capital ratio of 8% during its first three years of operation.

  The capital guidelines can affect the Company and the Bank in several ways. After completion of this offering, the Company and the Bank will both have capital ratios which are significantly greater than those required for "well capitalized" institutions. However, rapid growth, poor loan portfolio performance, poor earnings performance, or a combination of these factors, could change the capital position of the Company and the Bank, making an additional capital infusion necessary.

CRA AND FAIR LENDING

  On April 19, 1995, the federal bank regulatory agencies adopted revisions to the regulations promulgated pursuant to the Community Reinvestment Act (the "CRA"), which are intended to set distinct assessment standards for financial institutions. The revised regulation contains three evaluation tests: (a) a lending test which will compare the institution's market share of loans in low- and moderate-income areas to its market share of loans in its entire service area and the percentage of a bank's outstanding loans to low- and moderate-income areas or individuals, (b) a services test which will evaluate the provision of services that promote the availability of credit to low- and moderate-income areas, and (c) an investment test, which will evaluate an institution's record of investments in organizations designed to foster community development, small- and minority-owned businesses and affordable housing lending, including state and local government housing or revenue bonds. The regulation is designed to reduce the paperwork requirements of the current regulations and provide regulators, institutions and community groups with a more objective and predictable manner with which to evaluate the CRA performance of financial institutions. The rule became effective on January 1, 1996 when evaluation under streamlined procedures began for institutions with assets of less than $250 million that are owned by a holding company with total assets of less than $1 billion.

  Congress and various federal agencies (including, in addition to the bank regulatory agencies, the Department of Housing and Urban Development, the Federal Trade Commission and the Department of Justice) (collectively the "Federal Agencies") responsible for implementing the nation's fair lending laws have been increasingly concerned that prospective home buyers and other borrowers are experiencing discrimination in their efforts to obtain loans. In recent years, the Department of Justice has filed suit against financial institutions which it determined had discriminated, seeking fines and restitution for borrowers who allegedly suffered from discriminatory practices. Most, if not all, of these suits have been settled (some for substantial sums) without a full adjudication on the merits.

  On March 8, 1994, the Federal Agencies, in an effort to clarify what constitutes lending discrimination and to specify the factors the agencies will consider in determining if lending discrimination exists, announced a joint policy statement detailing specific discriminatory practices prohibited under the Equal Credit Opportunity Act and the Fair Housing Act. In the policy statement, three methods of proving lending discrimination were identified:
(a) overt evidence of discrimination, when a lender blatantly discriminates on a prohibited basis, (b) evidence of disparate treatment, when a lender treats applicants differently based on a prohibited factor even where there is no showing that the treatment was motivated by prejudice or a conscious intention to discriminate against a person, and (c) evidence of disparate impact, when a lender applies a practice uniformly to all applicants, but the practice has a discriminatory effect, even where such practices are neutral on their face and are applied equally, unless the practice can be justified on the basis of business necessity.

FDIC INSURANCE ASSESSMENTS

  The Bank will be subject to FDIC deposit insurance assessments for the Bank Insurance Fund. The FDIC has implemented a risk-based assessment system whereby banks are assessed on a sliding scale depending on their placement in nine separate supervisory categories. Beginning January, 1996, the highest-rated institutions pay the statutory annual minimum of $2,000 for FDIC insurance. Rates for all other institutions have been reduced by four cents per $100 as well, leaving a premium range of 3 cents to 27 cents per $100.

FUTURE REQUIREMENTS

  Statutes and regulations are regularly proposed which contain wide-ranging proposals for altering the structures, regulations and competitive relationships of the nation's financial institutions. It cannot be predicted whether or what form any proposed statute or regulation will be adopted or the extent to which the business of the Company and the Bank may be affected by such statute or regulation.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Powell, Goldstein, Frazer & Murphy, Atlanta, Georgia.

                                    EXPERTS

  The financial statements of the Company at September 30, 1996, and for the period from August 2, 1996 (inception) until September 30, 1996, set forth herein have been so included in reliance on the report of Porter Keadle Moore, LLP, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

                                     [ART]


              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors
Decatur First Bank Group, Inc.

  We have audited the accompanying balance sheet of Decatur First Bank Group, Inc. (a development stage corporation) as of September 30, 1996, and the related statements of operations, changes in stockholder's equity and cash flows for the period from August 2, 1996 (inception) to September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Decatur First Bank Group, Inc. as of September 30, 1996 and the results of its operations and its cash flows from August 2, 1996 (inception) to September 30, 1996 in conformity with generally accepted accounting principles.

  The accompanying financial statements have been prepared assuming that Decatur First Bank Group, Inc. will continue as a going concern. As discussed in note 1 to the financial statements, the Company is in the organization stage and has not commenced operations. Also, as discussed in note 3, the Company's future operations are dependent on obtaining capital through an initial stock offering and obtaining the necessary final regulatory approvals. These factors and the expense associated with development of a new banking institution raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in note 3. The financial statements do not include any adjustments relating to the recoverability of reported asset amounts or the amount of liabilities that might result from the outcome of this uncertainty.

                                          Porter Keadle Moore, LLP

Atlanta, Georgia
October 7, 1996

                         Certified Public Accountants
-------------------------------------------------------------------------------
Suite 1800 . 235 Peachtree Street NE . Atlanta, Georgia 30303 . Phone 404-588-
                            4200 . Fax 404-588-4222

                         DECATUR FIRST BANK GROUP, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                                 BALANCE SHEET
                               SEPTEMBER 30, 1996

                                ASSETS
Cash.................................................................. $10,751
Organization costs....................................................  57,808
Deferred offering expenses............................................   3,000
Other assets..........................................................   5,511
                                                                       -------
                                                                       $77,070
                                                                       =======
                 LIABILITIES AND STOCKHOLDER'S EQUITY
Accounts payable and accrued expenses................................. $15,458
Accounts payable--organizers..........................................  55,000
Note payable--line of credit..........................................  50,000
                                                                       -------
    Currrent liabilities.............................................. 120,458
                                                                       -------
Stockholder's equity (notes 2 and 5):
  Preferred stock, no par value; 2,000,000 shares authorized; no
   shares issued and outstanding......................................     --
  Common stock, par value $5 per share; 10,000,000 shares authorized;
   1 share issued and outstanding.....................................       5
  Additional paid-in capital..........................................       5
  Deficit accumulated during the development stage.................... (43,398)
                                                                       -------
    Total stockholders equity......................................... (43,388)
                                                                       -------
                                                                       $77,070
                                                                       =======



                See accompanying notes to financial statements.

                         DECATUR FIRST BANK GROUP, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                            STATEMENT OF OPERATIONS
      FOR THE PERIOD FROM AUGUST 2, 1996 (INCEPTION) TO SEPTEMBER 30, 1996

Expenses:
  Salaries and employee benefits....................................... $32,364
  Interest.............................................................     240
  Other operating......................................................  10,794
                                                                        -------
    Net loss........................................................... $43,398
                                                                        =======
    Net loss per share................................................. $43,398
                                                                        =======





                See accompanying notes to financial statements.

                         DECATUR FIRST BANK GROUP, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                  STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY
      FOR THE PERIOD FROM AUGUST 2, 1996 (INCEPTION) TO SEPTEMBER 30, 1996

                                                             DEFICIT
                                                           ACCUMULATED
                                                ADDITIONAL DURING THE
                               PREFERRED COMMON  PAID-IN   DEVELOPMENT
                                 STOCK   STOCK   CAPITAL      STAGE     TOTAL
                               --------- ------ ---------- ----------- -------
Proceeds from the sale of
 organization shares.........    $ --       5        5           --         10
Net loss.....................      --     --       --        (43,398)  (43,398)
                                 -----    ---      ---       -------   -------
Balance, September 30, 1996..    $ --       5        5       (43,398)  (43,388)
                                 =====    ===      ===       =======   =======




                See accompanying notes to financial statements.

                         DECATUR FIRST BANK GROUP, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                            STATEMENT OF CASH FLOWS
      FOR THE PERIOD FROM AUGUST 2, 1996 (INCEPTION) TO SEPTEMBER 30, 1996

Cash flows from operating activities:
  Net loss........................................................... $(43,398)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Increase in other assets.........................................   (5,511)
    Increase in accounts payable and accrued expenses................   15,458
                                                                      --------
      Net cash used in operating activities..........................  (33,451)
                                                                      --------
Cash flows from investing activities:
  Organization costs.................................................  (57,808)
  Payments for stock offering expenses...............................   (3,000)
                                                                      --------
      Net cash used in investing activities..........................  (60,808)
                                                                      --------
Cash flows from financing activities:
  Proceeds from accounts payable--organizers ........................   55,000
  Proceeds from note payable.........................................   50,000
  Proceeds from the sale of organization share.......................       10
                                                                      --------
      Net cash provided by financing activities......................  105,010
                                                                      --------
Net increase in cash and cash equivalents............................   10,751
Cash and cash equivalents at beginning of period.....................      --
                                                                      --------
Cash and cash equivalents at end of period........................... $ 10,751
                                                                      ========



                See accompanying notes to financial statements.

                        DECATUR FIRST BANK GROUP, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                         NOTES TO FINANCIAL STATEMENTS

(1) ORGANIZATION

  Decatur First Bank Group, Inc. (the Company) was incorporated for the purpose of becoming a bank holding company. The Company intends to acquire 100% of the outstanding common stock of Decatur First Bank (the Bank), which will operate in the Decatur, Georgia area. The organizers of the Bank filed a joint application to charter the Bank with the Department of Banking and Finance and the Federal Deposit Insurance Corporation. Provided that the application is timely approved and necessary capital is raised, it is expected that operations will commence in the second quarter of 1997. The Company intends to file an application to become a bank holding company with the Federal Reserve Bank of Atlanta.

  Operations through September 30, 1996 relate primarily to expenditures by the organizers for incorporating and organizing the Company. All expenditures by the organizers are considered expenditures of the Company.

  The Company plans to raise between $7,100,000 and $12,000,000 through an offering of its common stock at $10 per share, of which $7,000,000 will be used to capitalize the Bank. The organizers and directors expect to subscribe for a minimum of approximately $1,550,000 of the Company's stock.

  Upon chartering of the Bank and approval of the Company as a bank holding company, the Company and its Bank subsidiary will assume certain obligations from the organizers, including certain organization costs and offering expenses. Upon the successful completion of the sale of common stock, the organizers will be reimbursed from the proceeds from the offering; if the offering is not successful, all of these expenses will be absorbed by the organizers and will not become an obligation of the Company.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Cash Flows

  For purposes of reporting cash flows, cash consists of amounts due from banks.

 Organization Costs

  Costs incurred for the organization of the Company and the Bank (consisting principally of legal, accounting, consulting and incorporation fees) are being capitalized and will be amortized over five years. Amortization of the organization costs will begin when banking operations commence.

 Deferred Offering Expenses

  Costs incurred in connection with the stock offering, consisting of direct, incremental costs of the offering, are being deferred and will be offset against the proceeds of the stock sale as a charge to additional paid in capital.

 Pre-Opening expenses

  Costs incurred for overhead and other operating expenses are included in the current period's operating results.

 Net Loss Per Common Share

  Net loss per common share is calculated by dividing net loss by the weighted average number of common shares outstanding during the period.

                        DECATUR FIRST BANK GROUP, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


(3) LIQUIDITY AND GOING CONCERN CONSIDERATIONS

  The Company incurred a net loss of $43,398 for the period from August 2, 1996 (inception) to September 30, 1996. At September 30, 1996, liabilities exceeded assets by $43,388.

  At September 30, 1996, the Company is funded by advances from the organizers and from a line of credit from a bank. Management believes that the current level of expenditures is well within the financial capabilities of the organizers and adequate to meet existing obligations and fund current operations, but obtaining final regulatory approvals and commencing banking operations is dependent on successfully completing the stock offering.

  To provide permanent funding for its operation, the Company is currently offering a minimum of 710,000 and a maximum of 1,200,000 shares of its common stock, $5 par value, at $10 per share in an initial public offering. Costs related to the organization and registration of the Bank's common stock will be paid from the gross proceeds of the offering. Shares issued which are outstanding at September 30, 1996 will be redeemed concurrently with the consummation of the offering. Should subscriptions for the minimum offering not be obtained, amounts paid by the subscribers with their subscriptions will be returned and the offer withdrawn.

(4) LINE OF CREDIT

  Organization, offering and pre-opening costs incurred prior to the opening for business will be funded under a $300,000 line of credit. The terms of the existing line of credit, which is guaranteed by the organizers, include a maturity of August 27, 1997 and interest calculated at the prime interest rate.

(5) PREFERRED STOCK

  Shares of preferred stock may be issued from time to time in one or more series as established by resolution of the Board of Directors of the Company. Each resolution shall include the number of shares issued, preferences, special rights and limitations as determined by the Board.

(6) COMMITMENTS

  On September 9, 1996 the Company entered into an operating lease agreement for space which will serve as the main office of the Company and the Bank. Through May of 1997, the Company has entered into a sublease agreement with the current lessor at a rate of $3,200 per month, but from June 1997 through June 2002 the Company has committed to a monthly rental of $4,500, contingent upon the receipt of all required regulatory approvals. The lease terms also include an option to purchase at a price of $500,000. The lease may be canceled by the Company prior to March 1, 1997 should the Company and the Bank not receive the required regulatory approvals.

  In regards to this lease, certain expenditures for modifications to the exisiting structure are anticipated to prepare the building to serve as the main office of the Company and the Bank. It is management's estimate that these costs should approximate $400,000.

  The Company entered into an employment agreement with its President and Chief Executive Officer, providing for an initial term of five years commencing June 1, 1996, and an automatic annual extension subsequent to that five year period. The agreement provides for a base salary, an incentive bonus based on five percent of the Company's pre-tax earnings, and stock options which vest equally over five years at $10 per share equal to five percent of the number of shares sold in the initial public offering. Additionally, the Company is to maintain a $1,000,000 key man life insurance policy, with $500,000 payable to the Company and $500,000 payable to the President's family. The agreement further provides for other perquisites, and subjects the President to certain non-compete restrictions.

                        DECATUR FIRST BANK GROUP, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


(7) INCOME TAXES

  At September 30, 1996, the Company had a net operating loss carryforward for tax purposes of approximately $250, which will expire in 2011, if not previously utilized. No income tax expense or benefit was recorded for the period ended September 30, 1996, due to this loss carryforward.

  The following summarizes the sources and expected tax consequences of future taxable deductions which comprise the net deferred taxes at September 30, 1996:

   Deferred tax assets:
     Pre-opening expenses............................................. $ 14,668
     Operating loss carryforwards.....................................       87
                                                                       --------
     Total gross deferred tax assets..................................   14,755
     Less valuation allowance.........................................  (14,755)
                                                                       --------
     Net deferred taxes............................................... $    --
                                                                       ========

  The future tax consequences of the differences between the financial reporting and tax basis of the Company's assets and liabilities resulted in a net deferred tax asset. A valuation allowance was established for the net deferred tax asset, as the realization of these deferred tax assets is dependent on future taxable income.

                                                                      EXHIBIT A

                      PRELIMINARY SUBSCRIPTION AGREEMENT

Decatur First Bank Group, Inc.
755 Commerce Drive
Suite 516
Decatur, Georgia 30030
Attn: Judy B. Turner

Ladies and Gentlemen:

  The undersigned hereby subscribes for and agrees to purchase the number of shares of Common Stock, par value $5.00 per share (the "Common Stock"), of Decatur First Bank Group, Inc., a Georgia corporation (the "Company"), indicated below. The undersigned has executed and delivered this Preliminary Subscription Agreement in connection with the Company's offering of Common Stock described in its Preliminary Prospectus dated October 18, 1996. (Such Prospectus, including any amendments and supplements thereto, is herein called the "Preliminary Prospectus.")

  The undersigned intends to purchase the shares of Common Stock subscribed for herein for the purchase price of $10.00 per share.

  The undersigned acknowledges receipt of a copy of the Preliminary Prospectus. The undersigned further acknowledges that an investment in the Common Stock involves significant risks, as set forth under "Risk Factors" in the Preliminary Prospectus. The undersigned understands that no federal or state agency has made any finding or determination regarding the fairness of the offering of the Common Stock, the accuracy or adequacy of the Preliminary Prospectus, or any recommendation or endorsement concerning an investment in the Common Stock.

  THE UNDERSIGNED AGREES THAT THIS SUBSCRIPTION IS NOT BINDING ON THE UNDERSIGNED AND IS REVOCABLE BY THE UNDERSIGNED UNTIL THE UNDERSIGNED FURNISHES AN ACKNOWLEDGEMENT OF SUBSCRIPTION AND PAYMENT FOR THE SHARES SUBSCRIBED FOR TO THE COMPANY. THE UNDERSIGNED ACKNOWLEDGES THAT THE COMPANY HAS THE RIGHT TO REJECT THIS PRELIMINARY SUBSCRIPTION AGREEMENT, EITHER IN WHOLE OR IN PART, IN ITS SOLE DISCRETION.


Number of Shares                          _____________________________________
(minimum 100 shares):                     Please PRINT or TYPE exact name(s) in
                                          which undersigned desires shares to
Total Subscription Price ___________      be registered

(at $10.00 per share):  $___________*

                                  (CONTINUED)

  *DO NOT SEND THE PURCHASE PRICE FOR YOUR SHARES AT THIS TIME.

                                SUBSTITUTE W-9

  Under the penalties of perjury, I certify that: (1) the Social Security number or Taxpayer Identification Number given below is correct; and (2) I am not subject to backup withholding. INSTRUCTION: YOU MUST CROSS OUT #2 ABOVE IF YOU HAVE BEEN NOTIFIED BY THE INTERNAL REVENUE SERVICE THAT YOU ARE SUBJECT TO BACKUP WITHHOLDING BECAUSE OF UNDERREPORTING INTEREST OR DIVIDENDS ON YOUR TAX RETURN.

_____________________________________       ___________________________________
Date

                                            Signature(s)*

_____________________________________       ___________________________________
Area Code and Telephone No.

                                            Please indicate form of ownership
_____________________________________       the undersigned desires for the
                                            shares (individual, joint tenants
                                            with right of survivorship,
                                            tenants in common, trust,
                                            corporation, partnership,
                                            custodian, etc.)
Social Security or Federal Taxpayer Identification No.

                                            ___________________________________
                                            Street Address

                                            ___________________________________
                                            City/State/Zip Code

                        TO BE COMPLETED BY THE COMPANY

  Accepted as of         , 199 , as to     shares.

DECATUR FIRST BANK GROUP, INC.

By: _________________________________
  Signature

  ___________________________________
  Print Name

* When signing as attorney, trustee, administrator, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. In case of joint tenants, each joint owner must sign.

                                                                      EXHIBIT B

                        ACKNOWLEDGMENT OF SUBSCRIPTION

                        DECATUR FIRST BANK GROUP, INC.
                              755 COMMERCE DRIVE
                                   SUITE 516
                            DECATUR, GEORGIA 30030

Dear Subscriber:

  Please sign below as indicated to acknowledge receipt of a final prospectus and to convert your preliminary subscription to a final and binding subscription. Please enclose a check payable to "The Bankers Bank--Escrow Account for Decatur First Bank Group, Inc." in the amount of $10.00 multiplied by the number of shares you intend to subscribe for.

  Your stock certificate(s) representing shares of common stock duly authorized and fully paid will be issued to you as soon as possible after all subscription funds are released to the Company from the subscription escrow
account, all as described in the Prospectus, dated    , 1996. In the event (a)
that the offering is cancelled, or (b) that subscriptions for the minimum number of 710,000 shares are not obtained, your subscription funds will be returned to you as described in the Prospectus.

                                          Very Truly Yours,

                                          Decatur First Bank Group, Inc.


                                          By: _________________________________
                                            Judy B. Turner
                                            President

                                          _____________________________________
                                          Date

  The undersigned acknowledges the receipt of the final Prospectus of Decatur First Bank Group, Inc. and converts the Preliminary Subscription Agreement to a final Subscription Agreement, which will be binding and irrevocable until the Expiration Date as defined in the Prospectus. The undersigned encloses
$    for the purchase of     shares, at the purchase price of $10.00 per
share.

                                          _____________________________________
                                          Signature

                                          _____________________________________
                                          Print Name

                                          _____________________________________
                                          Date

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

THE COMPANY RESERVES THE RIGHT, IN ITS SOLE DISCRETION, TO REJECT ANY AND ALL SUBSCRIPTIONS, AND NO SUBSCRIPTION WILL BE EFFECTIVE UNTIL ACCEPTED BY THE COMPANY.

NO PERSON HAS BEEN AUTHORIZED BY THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND ANY INFORMATION OR STATEMENT NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AU-THORIZED BY THE COMPANY. THE DELIVERY OF THIS PROSPECTUS DOES NOT IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

THE COMPANY HAS UNDERTAKEN TO UPDATE THIS PROSPECTUS TO REFLECT ANY FACTS OR EVENTS ARISING AFTER THE DATE HEREOF, WHICH INDIVIDUALLY OR IN THE AGGREGATE REPRESENT A FUNDAMENTAL CHANGE IN THE INFORMATION SET FORTH HEREIN AND TO IN-CLUDE ANY MATERIAL INFORMATION WITH RESPECT TO THE PLAN OF DISTRIBUTION NOT PREVIOUSLY DISCLOSED IN THIS PROSPECTUS OR ANY MATERIAL CHANGES TO SUCH INFOR-MATION.

EACH SUBSCRIBER SHOULD CONSULT HIS OR HER OWN COUNSEL, ACCOUNTANTS AND OTHER PROFESSIONAL ADVISORS AS TO ALL MATTERS CONCERNING HIS OR HER INVESTMENT IN SHARES OF THE COMMON STOCK.

THE SHARES OF COMMON STOCK OF THE COMPANY OFFERED HEREBY ARE NOT DEPOSITS IN-SURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL IN ANY JURISDICTION OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SHARES OF THE COMMON STOCK TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                                ---------------

                               TABLE OF CONTENTS

                                                                       PAGE
                                                                     ---------
Risk Factors........................................................         5
The Offering........................................................         8
Use of Proceeds.....................................................        11
Capitalization......................................................        13
Dividends...........................................................        13
Business of the Company and the Bank................................        14
Management..........................................................        18
Market for Common Stock and Related Shareholder Matters.............        21
Description of Capital Stock of the Company.........................        22
Antitakeover Provisions of the Company's Articles of Incorporation
 and Bylaws.........................................................        23
Indemnification and Limitation of Liability of Directors............        26
Supervision and Regulation..........................................        27
Legal Matters.......................................................        30
Experts.............................................................        30
Financial Statements................................................       F-1
Subscription Agreement.............................................. Exhibit A
Acknowledgment of Subscription...................................... Exhibit B

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                        DECATUR FIRST BANK GROUP, INC.

                        A PROPOSED BANK HOLDING COMPANY

                                      FOR

                              DECATUR FIRST BANK

                               (IN ORGANIZATION)

                                   1,200,000

                                   SHARES OF

                                 COMMON STOCK

                                  PROSPECTUS

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Consistent with the pertinent provisions of the laws of Georgia, the Registrant's Articles of Incorporation provide that the Registrant shall have the power to indemnify its directors and officers against expenses (including attorneys' fees) and liabilities arising from actual or threatened actions, suits or proceedings, whether or not settled, to which they become subject by reason of having served in such role if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Advances against expenses shall be made so long as the person seeking indemnification agrees to refund the advances if it is ultimately determined that he or she is not entitled to indemnification. A determination of whether indemnification of a director or officer is proper because he or she met the applicable standard of conduct shall be made (a) by the Board of Directors of the Registrant, (b) in certain circumstances, by independent legal counsel in a written opinion, or (c) by the affirmative vote of a majority of the shares entitled to vote.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  Expenses of the sale of the Registrant's Common Stock, $5.00 par value, are as follows:

   Registration Fee.................................................... $ 3,637
   Legal Fees and Expenses (Estimate)..................................  10,000
   Printing and Engraving Expenses (Estimate)..........................  20,000
   Miscellaneous (Estimate)............................................   2,363
                                                                        -------
     Total............................................................. $36,000
                                                                        =======

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

  On August 2, 1996, the Registrant issued to Judy B. Turner, in a private placement, one share of the Registrant's Common Stock, $5.00 par value per share, for an aggregate purchase price of $10 in connection with the organization of the Company. The sale to Ms. Turner was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) of such Act because it was a transaction by an issuer which did not involve a public offering.

ITEM 27. EXHIBITS.

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
   3.1   Articles of Incorporation, as amended by Articles of Amendment to
         Articles of Incorporation
   3.2   Bylaws
   4.1   Instruments Defining Rights of Security Holders. See Articles of
         Incorporation at Exhibit 3.1 hereto and Bylaws at Exhibit 3.2 hereto.
   5.1   Legal Opinion of Powell, Goldstein, Frazer & Murphy
  10.1   Agreement To Lease, dated August 20, 1996, between Daniel B. Pattillo and Decatur First Bank Group, Inc.
  10.2   Agreement of Sublease, dated September 9, 1996, between Atlanta Gas
         Light Company and Decatur First Bank Group, Inc.
  10.3   Escrow Agreement, dated October 17, 1996, between Decatur First Bank
         Group, Inc. and The Bankers Bank
  10.4   Employment Agreement, dated as of June 1, 1996 among Decatur First
         Bank (In Organization), Decatur First Bank Group, Inc. and Judy B.
         Turner
  21.1   Subsidiaries of Decatur First Bank Group, Inc.
  23.1   Consent of Porter Keadle Moore, LLP
  23.2   Consent of Powell, Goldstein, Frazer & Murphy (appears in Legal
         Opinion at Exhibit 5.1 hereto)
  24.1   Power of Attorney (appears on the signature pages to this Registration
         Statement on Form SB-2)
    27   Financial Data Schedule

ITEM 28. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes as follows:

    (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement, and not withstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

      (iii) To include any additional or changed material information in the plan of distribution.

    (2) For the purpose of determining any liability under the Securities Act of 1933, to treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering the securities at the time shall be deemed to be the initial bona fide offering.

    (3) To file a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the termination of this offering.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth in Item 24, or otherwise, the Registrant has been advised that in the opinion of the Securities and

  Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS OF FILING ON FORM SB-2 AND AUTHORIZED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, IN THE CITY OF DECATUR, STATE OF GEORGIA ON OCTOBER 17, 1996.

DECATUR FIRST BANK GROUP, INC.

          /s/ Judy B. Turner
By: _________________________________
Print Name: Judy B. Turner
Title: President

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS THAT EACH PERSON WHOSE SIGNATURE APPEARS ON THE SIGNATURE PAGES TO THIS REGISTRATION STATEMENT CONSTITUTES AND APPOINTS JUDY B. TURNER AND JOHN C. JOYNER, AND EACH OF THEM, HIS OR HER TRUE AND LAWFUL ATTORNEYS-IN-FACT AND AGENTS, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, FOR THE UNDERSIGNED AND IN HIS OR HER NAME, PLACE, AND STEAD, IN ANY AND ALL CAPACITIES, TO SIGN ANY AND ALL AMENDMENTS TO THIS REGISTRATION STATEMENT, AND TO FILE THE SAME, WITH ALL EXHIBITS HERETO AND OTHER DOCUMENTS IN CONNECTION HEREWITH WITH THE SECURITIES AND EXCHANGE COMMISSION, GRANTING UNTO SAID ATTORNEYS-IN-FACT AND AGENTS AND EACH OF THEM, FULL POWER AND AUTHORITY TO DO SO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE AND NECESSARY TO BE DONE IN AND ABOUT THE PREMISES, AS FULLY TO ALL INTENTS AND PURPOSES AS HE OR SHE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEYS-IN-FACT AND AGENTS OR EITHER OF THEM, OR THEIR OR HIS SUBSTITUTE OR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                NAME                         POSITION                DATE

       /s/ John L. Adams, Jr.          Director                  October 17,
-------------------------------------                                1996
         JOHN L. ADAMS, JR.

         /s/ Merriell Autrey           Director                  October 17,
-------------------------------------                                1996
           MERRIELL AUTREY

       /s/ Mary Bobbie Bailey          Director                  October 17,
-------------------------------------                                1996
         MARY BOBBIE BAILEY

        /s/ James A. Baskett           Director                  October 17,
-------------------------------------                                1996
          JAMES A. BASKETT

                NAME                          POSITION               DATE

        /s/ William F. Floyd            Director                 October 17,
-------------------------------------                                1996
          WILLIAM F. FLOYD

         /s/ John C. Joyner             Director                 October 17,
-------------------------------------                                1996
           JOHN C. JOYNER

        /s/ Robert E. Lanier            Director                 October 17,
-------------------------------------                                1996
          ROBERT E. LANIER

        /s/ Carol G. Nickola            Director                 October 17,
-------------------------------------                                1996
          CAROL G. NICKOLA

        /s/ Lynn Pasqualetti            Director                 October 17,
-------------------------------------                                1996
          LYNN PASQUALETTI

        /s/ Roger K. Quillen            Director                 October 17,
-------------------------------------                                1996
          ROGER K. QUILLEN

         /s/ Judy B. Turner             President and Chief      October 17,
-------------------------------------    Executive Officer,          1996
           JUDY B. TURNER                Director (Principal
                                         Financial and
                                         Accounting Officer)

                               INDEX OF EXHIBITS

 EXHIBIT                                                             SEQUENTIAL
 NUMBER                          DESCRIPTION                            PAGE
 -------                         -----------                         ----------
  3.1    Articles of Incorporation.................................
  3.2    Bylaws....................................................
  4.1    Instruments Defining Rights of Security Holders. See
          Articles of Incorporation at
          Exhibit 3.1 hereto and Bylaws at Exhibit 3.2 hereto......
  5.1    Legal Opinion of Powell, Goldstein, Frazer & Murphy.......
 10.1    Agreement To Lease, dated August 20, 1996 between Daniel
          B. Pattillo and Decatur First Bank Group, Inc............
 10.2    Agreement To Sublease, dated September 9, 1996, between
          Atlanta Gas Light Company and Decatur First Bank Group,
          Inc......................................................
 10.3    Escrow Agreement, dated October 17, 1996, between Decatur
          First Bank Group, Inc. and The Bankers Bank..............
 10.4    Employment Agreement, dated as of June 1, 1996 among
          Decatur First Bank
          (In Organization), Decatur First Bank Group, Inc. and
          Judy B. Turner...........................................
 21.1    Subsidiaries of Decatur First Bank Group, Inc.............
 23.1    Consent of Porter Keadle Moore, LLP.......................
 23.2    Consent of Powell, Goldstein, Frazer & Murphy (appears in
          Legal Opinion at Exhibit 5.1 hereto).....................
 24.1    Power of Attorney (appears on the signature pages to this
          Registration Statement on
          Form SB-2)...............................................
 27      Financial Data Schedule...................................